Exhibit 99.2

SUMMARY

This summary highlights information appearing elsewhere in this offering memorandum. This summary is not complete and does not contain all of the information that you should consider before investing in the notes. You should carefully read the entire offering memorandum, including the financial data and related notes and the section entitled “Risk Factors.”

Unless the context otherwise requires or as otherwise indicated, references in this offering memorandum to “we,” “our,” “us,” “Sealed Air” and “the Company” refer to Sealed Air Corporation and its consolidated subsidiaries, both before and after the consummation of the Acquisition; references to “Diversey” refer to Diversey Holdings, Inc. and its consolidated subsidiaries; and references to “combined company” refer to Sealed Air Corporation and its consolidated subsidiaries after the consummation of the Acquisition. Financial and other information identified in this offering memorandum as “pro forma” gives effect to the consummation of the Transactions (as defined below). See “Unaudited Pro Forma Condensed Combined Financial Information.”

Our Company

Sealed Air

We are a leading global innovator and manufacturer of packaging and performance-based materials and equipment systems that serve a broad range of food, industrial, medical, and consumer end markets. We are globally recognized for leading brands, such as Bubble Wrap® brand cushioning, Jiffy® protective mailers, Instapak® foam-in-place systems and Cryovac® packaging technology. Our products include flexible food packaging materials and related systems, barrier packaging for case-ready meat products, air cellular cushioning materials containing a barrier layer, inflatable packaging, suspension and retention packaging, shrink films for industrial and commercial applications, protective mailers, and polyethylene foam and polyurethane foam packaging systems. We market our products using a total systems solution model which enables us to become a critical supplier to our customers. Our total systems model often involves the installation of our technology and equipment inside our customers’ facilities which results in significant recurring revenue. We operate in 52 countries with distribution in over 75 countries. We generated net sales of $4.7 billion and Adjusted EBITDA of $726 million for the twelve months ended June 30, 2011. For summary historical and pro forma combined financial and other data, see “— Sealed Air Summary Historical and Pro Forma Combined Financial and Other Data.”

Diversey Acquisition

On May 31, 2011, the Company, Diversey Holdings, Inc. and Solution Acquisition Corp., a wholly-owned subsidiary of Sealed Air Corporation, entered into the Agreement and Plan of Merger (the “Acquisition Agreement”) pursuant to which Sealed Air agreed to acquire Diversey (the “Acquisition”), subject to the terms and conditions therein.

Under the terms of the Acquisition Agreement, at the effective time of the Acquisition, Diversey’s shareholders will receive approximately $2.1 billion in cash (subject to certain adjustments) and an aggregate of 31.7 million shares of the Company’s common stock (valued at $23.79 per share based on the closing price of the Company’s common stock on June 30, 2011) for a total estimated equity consideration of $3.0 billion. This estimated equity consideration also includes the value of stock appreciation rights that will be granted to Diversey employees in connection with the rollover of equity incentive awards that were not vested as of the execution of the Acquisition Agreement. We also intend to refinance approximately $1.5 billion of Diversey’s existing debt. We expect the Acquisition and the refinancing transactions to close in the fourth quarter of 2011. Following the closing of the Acquisition, Diversey’s shareholders are expected to own approximately 15% of the Company’s common stock (calculated on a pro forma combined weighted-average diluted common share basis). See “The Acquisition and Related Transactions” for more details regarding the Acquisition.

Diversey is a leading global provider of commercial cleaning, sanitation and hygiene products, services and solutions for food service, food and beverage manufacturing and processing, floor care, restroom care and housekeeping, and laundry in 175 countries worldwide. In addition, Diversey offers a wide range of value-added services, including food safety and application training and consulting, and auditing of hygiene and water management, among other services. Diversey serves institutional and industrial end-users such as food service providers, food and beverage manufacturing and processing plants, lodging establishments, building service contractors, building managers and property owners, retail outlets, schools and health-care facilities. Diversey generated net sales of $3.2 billion and Adjusted EBITDA of $467 million for the twelve months ended July 1, 2011. See “— Diversey Summary Historical Financial and Other Data” for a reconciliation of net income to Adjusted EBITDA.

The combined company will be a leading global innovator of sustainable systems-based solutions that provide hygiene, product protection, food safety and security globally — thereby enhancing customers’ businesses, the quality of lives and the environment. On a pro forma basis after giving effect to the Transactions, the combined company would have generated net sales of $7.9 billion and Adjusted EBITDA of $1.2 billion for the twelve months ended June 30, 2011 with approximately 26,500 employees serving customers in 175 countries. More than 50% of our pro forma net sales for that period are in food-related end markets, and the combined company would have generated approximately 63% of its net sales from outside the United States, with approximately 20% of its net sales from developing regions, which include Africa, Central and Eastern Europe, Central Asia, China, India, Latin America, Middle East and South East Asia.

Acquisition Rationale

Our rationale for the Acquisition includes the following:

Positions our Company to Capture Growth Opportunities by Developing End-to-End Service-Based Solutions for the Food Processing and Food Service Industries.  We believe the Acquisition will enable us to serve the growing global demand for food safety products and services. The food safety industry is growing rapidly, as increased public awareness worldwide and new government regulations continue to provide a strong impetus to improve food safety practices. We believe that we are well positioned to address opportunities through the combination of our extensive competencies in food science, equipment automation and process integration with Diversey’s scale, proprietary solutions and expertise in cleaning and sanitation. We believe this combination of core competencies will enable us to further strengthen our long standing relationships with food processing and food service customers due to our ability to develop value added solutions across the entire food “Production-Packaging-Preparation-Consumption” continuum.

Leverages Combined R&D Investments to Develop Broader Growth Initiatives in the Food Processing and Food Service Industries.  Both Sealed Air and Diversey have industry-leading R&D capabilities with proven track records of innovation. Our teams are continuously developing and commercializing solutions to meet the increased demands for hygiene and food safety among food processors and food service providers. The Acquisition provides complementary intellectual property and expertise in adjacent systems-based applications, as well as productivity enhancements that have the potential to lower project development costs, accelerate product development at lower cost and enhance commercial opportunities across our combined business.

Improves Access to Under-Developed Markets and Increases Access to Developing Regions.  We believe the Acquisition will continue to build on our global leadership by extending customer relationships and reinforcing our extensive global footprint, especially in developing regions. The Acquisition enables Sealed Air to accelerate our developing regions penetration from approximately 16% to over 20% of net sales, leveraging Diversey’s broad customer-facing presence, infrastructure and customer relationships. A broader reach in these fast-growing regions will enhance our long-term strategic objectives. Additionally, the Acquisition accelerates Diversey’s access and expansion of customer relationships in the North American food processing sector by leveraging Sealed Air’s extensive market position and long-standing relationships, positioning us as a global supplier of choice with customers in every market that we serve.

We describe “ — Our Businesses,” “ — Our Competitive Strengths,” and “ — Our Strategy” below on a pro forma combined basis for the Acquisition.

Our Businesses

Food Packaging

This segment represents 25% of our pro forma net sales for the twelve months ended June 30, 2011. Food Packaging focuses on the industrial food packaging market, which is driven by developments in technologies that enable food processors to package and ship fresh and processed meats and cheeses effectively through their supply chain.

We offer shrink bags to vacuum package many fresh food products, including beef, lamb, pork, poultry and seafood, as well as cheese and smoked and processed meats. In addition, we provide packaging materials for cook-in applications, predominantly for the deli and food service businesses. We also offer a wide range of laminated and coextruded rollstock packaging materials utilized in thermoforming and form, fill and seal applications for fresh meat, smoked and processed meat, seafood, poultry and cheese applications.

We sell our products in this segment to food processors, distributors, supermarket retailers and food service businesses. Our products in this segment are marketed and sold primarily under the Cryovac® trademark.

Food Solutions

This segment represents 12% of our pro forma net sales for the twelve months ended June 30, 2011. Food Solutions targets advancements in food packaging technologies that provide consumers with consistently prepared, high-quality fresh or processed meals, either from food service outlets or from expanding retail cases at grocery stores.

Our Food Solutions segment focuses on case-ready packaging, ready meals and vertical pouch packaging. Our case-ready offerings are used in centralized packaging of various proteins, including beef, lamb, poultry, smoked and processed meats, seafood and cheese, for retail sale at the consumer level. In the ready meals category, we offer oven friendly and microwaveable packaging, such as our Simple Steps® package. For food service applications, we provide vertical pouch packaging for flowable food products, including soups and sauces, salads, meats, toppings and syrups. Our products include film and filling systems for products utilizing hot and ambient, retort and aseptic processing methods, as well as intermediate bulk container products, which are used in the food, beverage and industrial processing industries for storage and transportation of primarily liquid material. We also provide absorbent pads used for food packaging, foam and solid plastic trays for a wide variety of food-related applications. In addition to packaging materials, we also sell related packaging systems, including vertical pouch packaging systems and vacuum chamber systems.

We sell our products in this segment to food processors, distributors, supermarket retailers and food service businesses. We sell products in this segment primarily under the Cryovac® and Darfresh® trademarks, among others.

Protective Packaging

This segment represents 17% of our pro forma net sales for the twelve months ended June 30, 2011. Protective Packaging offers the industry’s most innovative and broadest range of solutions to meet cushioning, void fill, positioning/blocking-and-bracing, surface protection, multi-pack and containment needs. We also distinguish ourselves through the use of advanced material science, automation, and our extensive sales, service and development labs which support broad global distribution.

We offer protective packaging products and solutions aimed at traditional industrial applications, e-commerce/fulfillment applications, as well as consumer-oriented applications. Our products include air cellular packaging products, polyurethane foam packaging systems, inflatable packaging systems, protective mailers, performance shrink films and shrink packaging equipment systems, among other products.

We manufacture and market Bubble Wrap® brand and AirCap® brand air cellular packaging materials, which employ barrier layer technology that retains air for longer lasting protection. Our Instapak® polyurethane foam packaging systems, which consist of proprietary blends of polyurethane chemicals, high performance polyolefin films and specially designed dispensing equipment, provide protective packaging for a wide variety of applications. We also provide Jiffy® protective mailers and other durable mailers and bags, many of which are manufactured with recycled content.

We sell our products in this segment to manufacturers and distributors in a wide variety of industries, as well as to e-commerce and mail order fulfillment companies.

Diversey

This segment represents 42% of our pro forma net sales for the twelve months ended June 30, 2011. Diversey provides a wide range of commercial cleaning, sanitation and hygiene products, services and solutions globally to five application categories: food service, food and beverage manufacturing and processing, floor care, restroom care and housekeeping, and laundry.

We manufacture and market detergents, cleaners, sanitizers and lubricants as well as proprietary dosing and dispensing equipment, ware-washing systems, floor care cleaning systems, or utensils, tools and handling and storage products. These products, equipment and systems may be part of an integrated solution that combines a cleaning product with an application system, or may be offered independently.

We provide disinfecting, sanitizing, deodorizing and freshening for both heavy industrial and light commercial applications, focused on efficient and effective hygiene and sanitation while improving customers’ operational efficiency and reducing their total costs.

We offer our products directly and through third-party distributors to customers in a variety of sectors including food and beverage processors, fast food and full-service restaurants, large global hotel chains, well-known retail chains, public and private hospitals, educational institutions, building managers and building service contractors, as well as many other small and mid-sized customers. Our product brands include TASKI®, Signature®, Suma®, Clax®, J-Flextm and Oxivir®.

Other

This category represents 4% of our pro forma net sales for the twelve months ended June 30, 2011 and includes our Specialty Materials business, our Medical Applications business and our New Ventures activities.

Our Competitive Strengths

Leading Positions in All Markets Served.  We are a leading global provider of institutional meat packaging solutions, consumer-oriented “case ready” meat packaging and industrial packaging solutions, and are one of the two largest global providers of institutional and industrial cleaning, sanitation and hygiene solutions, products and related services. We are well positioned to offer the food processing and food service industries improved hygiene, extended shelf life and enhanced operational productivity by reducing down-time, waste generation, water use, effluent discharge, and energy consumption. We are also well positioned to offer business supply distributors the broadest selection of premium packaging and cleaning solutions to maximize distribution efficiencies and customer reach.

Significant Scale and Global Reach.  We are present in 69 countries with a sales and distribution network reaching 175 countries. This scale and reach enables us to meet our customers’ needs as they expand their business on a global basis. We have approximately 26,500 employees, of whom approximately 8,500 act in customer-facing capacities. We believe our geographic presence, extensive distribution network, and exposure to a variety of end markets help diversify our business, leverage our technology and our total systems solution model and position us to capitalize on growth opportunities in markets around the world.

Diversified and High Quality Customer Base.  Our customers include leading global food and beverage processors, business supply distributors, consumer products manufacturers, hotel operators, retailers, building contractors, educational institutions and health care providers. We serve many of the largest companies in each of these sectors, and our customer base is diverse, with no single customer representing more than 5% of 2010 net sales. Additionally, our top 10 customers represent less than 20% of our 2010 net sales.

Leading Innovator Delivering Measurable Value to our Customers.  We are known as a leading innovator in material science, solution formulations, equipment systems, manufacturing technologies, and cleaning and sanitation processes, which deliver automation and efficiencies in our customers’ operations. Our solutions are differentiated by proprietary, patented formulations and material technologies, as well as by trade secrets and trademarks. We maintain our position as a leading innovator through our global network of labs, our extensive team of scientists, engineers, designers and application experts, and by investing twice the industry average on R&D as a percent of net sales. We provide our customers with a compelling value proposition by delivering innovative, sustainable solutions which we believe measurably enhance our customers’ operational efficiency and ultimate profitability. This value proposition is reflected by our market leadership positions and decades-long customer relationships, which we continue to enhance through new product introductions.

Highly Integrated with our Customer Base.  We have long-standing relationships with many of our top customers, in part, due to our total systems solutions where our equipment is installed in our customers’ facilities and integrated into their operational processes. We leverage our extensive installed equipment base when innovating new formulations and solutions for customers and partner with customers to train their employees on how to effectively apply our solutions and operate our systems. We believe this provides customer “stickiness” and recurring revenue streams for our Company.

Solid Free Cash Flow Generation.  The stability of our business, combined with the relatively low capital intensity of our operations and our solid working capital management, supports our ability to generate free cash flow. We believe we are well positioned to benefit from attractive long-term global growth trends such as an increasing emphasis on food safety and security, health and hygiene, and sustainability, as well as our own geographic diversity, to drive additional free cash flow.

Our Strategy

Maintain and Expand our Positions with Key Customers.  We have developed a reputation for delivering exceptional value to our customers proven by our long-standing relationships and market leadership positions. Our total systems solution model often involves technology and equipment installed within our customers’ facilities which further enhances the value we bring to our customers. We plan to build on the strength of these relationships to deliver end-to-end solutions across the food “Production-Packaging-Preparation-Consumption” continuum to make us an increasingly important partner to our customers.

Position our Company to Capture Growth Opportunities in Developing Regions.  We are focused on realizing growth from developing regions due to favorable demand trends, including: greater disposable income from a growing middle class; the continued urbanization of populations; increased wealth per capita driving greater demand for protein and higher quality foods; and expansion of cold supply chains and western-style retail supermarkets, which require more packaging. As a result, these regions represent opportunities for enhanced food production, packaging and processing, which offer growth opportunities for our solutions.

Extend Reach and Maintain Innovation Leadership.  The Diversey acquisition provides additional scope, scale, and geographic reach to deliver proprietary solutions to address our customers’ unmet needs in managing food safety, hygiene and shelf life performance while maximizing productivity and reducing costs. We believe our extensive competencies in food science, equipment automation, cleaning and sanitation, and process integration position us to address these unmet needs globally. We plan to build on these combined strengths by innovating new end-to-end solutions across the food “Production-Packaging-Preparation-Consumption” continuum that will provide measurable value for our customers and ultimately enhance the efficacy and efficiency of food supply chains.

Integrate Diversey and Realize Cost Savings.  We intend to integrate Diversey to achieve commercial and financial benefits. We have developed an extensive integration plan that addresses both commercial opportunities and areas for cost savings. We expect to realize approximately $50 million of annual gross cost savings by the end of 2013. We expect that additional cost savings will be identified during the integration process and during the period of our initial ownership of Diversey. We believe that any such cost savings will further enhance our financial profile and free cash flow generation.

Utilize Free Cash Flow to Repay Debt Obligations.  We have a long track record of free cash flow generation and deleveraging through various economic cycles. We plan to use internally-generated free cash flow to repay our debt obligations and deleverage our balance sheet to achieve an investment grade credit profile. In addition, we plan to opportunistically invest in our businesses to further enhance our free cash flow generation in the future.

SEALED AIR SUMMARY HISTORICAL AND PRO FORMA COMBINED FINANCIAL
AND OTHER DATA

The following table sets forth our summary historical financial data and summary unaudited pro forma data as of and for the periods indicated below. The summary financial data as of December 31, 2010 and 2009 and for each of the three years ended December 31, 2010, 2009 and 2008 have been derived from our audited historical consolidated financial statements and related notes included elsewhere in this offering memorandum, which have been audited by KPMG LLP, independent registered public accounting firm. The summary financial data as of June 30, 2011 and for the six months ended June 30, 2011 and 2010 were derived from our unaudited historical condensed consolidated financial statements included elsewhere in this offering memorandum. The summary unaudited financial information presented has been prepared on a basis consistent with our audited consolidated financial statements. In the opinion of management, such unaudited financial information reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the full year or any future period.

The summary unaudited pro forma data as of and for the twelve months ended June 30, 2011 have been derived from the unaudited pro forma condensed combined financial statements included elsewhere in this offering memorandum. The unaudited pro forma condensed combined balance sheet information as of June 30, 2011 is presented as if the Transactions had occurred on June 30, 2011. The unaudited pro forma condensed combined statement of operations information is presented as if the Transactions had occurred on January 1, 2010. We present the unaudited pro forma condensed combined financial information for informational purposes only. The unaudited pro forma condensed combined financial information is based on currently available information and assumptions that we believe are reasonable at this time. The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under existing GAAP standards, and is subject to change. Sealed Air has been treated as the acquirer for accounting purposes. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet either to commence or progress to a stage where there is sufficient information for a definitive measurement of the fair values for certain tangible and intangible assets acquired and liabilities assumed. The primary areas for which the purchase price allocation is not yet completed relate to the fair value of certain tangible assets acquired and liabilities assumed, the valuation of intangible assets acquired, the determination of equity consideration related to the replacement value of Diversey’s unvested stock options, income and non-income based taxes and goodwill. Any increase to the purchase price allocated to property, plant and equipment, net and identifiable intangible assets will result in additional depreciation and amortization expense after the consummation of the Acquisition. In addition, write-ups to acquired inventories may result in increased costs of sales, which in turn would reduce gross profit in the first full quarter following the consummation of the Acquisition.

For purposes of the unaudited pro forma condensed combined financial statements included in this offering memorandum, we have therefore assumed that the fair value of the assets acquired and liabilities assumed equated to their respective carrying values as of June 30, 2011, with the exception of the Diversey Notes, which are publicly traded. Additionally, we have assumed that the excess of the purchase price over the fair value of net assets acquired and liabilities assumed is allocated to goodwill.

As a result of the final determination of the purchase price, fair values of the net assets acquired and liabilities assumed and resulting goodwill are expected to differ significantly from what is reflected in the unaudited pro forma condensed combined financial statements included elsewhere in this offering memorandum.

The pro forma financial information is presented for informational purposes only and is not necessarily indicative of what our combined consolidated financial position or results of operations actually would have been had we completed the Acquisition at the dates indicated above. In addition, the unaudited pro forma combined financial information does not purport to project the future consolidated financial position or results of operations of the combined company.

The summary historical and pro forma combined financial and other data set forth below should be read in conjunction with “Unaudited Pro Forma Condensed Combined Financial Information,” “Sealed Air Selected

Historical Financial Information,” “Sealed Air Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Diversey Selected Historical Financial Information,” “Diversey Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto appearing elsewhere in this offering memorandum.

						Pro Forma
				Six Months Ended		Combined Twelve
	Year Ended December 31,			June 30,		Months Ended
	2010	2009	2008	2011	2010	June 30, 2011
	(In millions)

Consolidated Statements of Operations Data:
Net sales	$4,490.1	$4,242.8	$4,843.5	$2,341.1	$2,150.9	$7,905.8
Gross profit	1,252.8	1,218.5	1,236.6	633.3	600.5	2,631.4	(1)
Operating profit	535.0	492.3	396.5	252.1	253.1	806.8	(1)
Interest expense	(161.6)	(154.9)	(128.1)	(73.9)	(81.7)	(404.1)
Earnings before income tax provision	343.4	329.9	222.3	172.1	178.7	363.0	(1)
Net earnings available to common stockholders	255.9	244.3	179.9	124.7	128.1	246.6	(1)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$675.6	$694.5	$128.9	$705.0	$662.2	$641.0
Goodwill	1,945.9	1,948.7	1,938.1	1,954.2	1,938.8	5,912.4
Total assets	5,399.4	5,420.1	4,986.0	5,587.3	5,338.8	11,536.2
Settlement agreement and related accrued interest	787.9	746.8	707.8	809.5	767.3	809.5
Long-term debt, less current portion	1,399.2	1,626.3	1,289.9	1,401.9	1,559.3	5,201.9
Total debt, including current portion	1,429.2	1,661.0	1,479.0	1,413.6	1,584.2	5,235.0
Total stockholders’ equity	2,401.6	2,200.3	1,925.6	2,572.7	2,224.2	3,276.9
Working capital	592.3	639.6	50.5	748.5	655.3	1,026.9
Consolidated Cash Flows Data:
Net cash provided by operating activities	$483.1	$552.0	$404.4	$120.1	$186.8
Net cash used in investing activities	(96.9)	(70.3)	(176.7)	(44.8)	(43.0)
Net cash (used in) provided by financing activities	(373.0)	90.3	(562.9)	(71.0)	(125.6)
Other Financial Data:
Depreciation and amortization(2)	$154.7	$154.5	$155.0	$72.9	$76.6	$271.8
Share-based incentive compensation(3)	30.6	38.8	16.5	13.2	13.5	41.5
Capital expenditures for property and equipment	87.6	80.3	180.7	46.5	40.6	201.6	(4)
Total net debt, including Settlement agreement	1,541.5	1,713.3	2,057.9	1,518.1	1,689.3	5,403.5
EBITDA(5)	659.7	639.3	505.4	318.9	337.0	1,038.9
Adjusted EBITDA(5)	732.3	704.0	649.8	339.7	346.0	1,199.8
Pro Forma Credit Statistics:
Adjusted EBITDA to Interest Expense(6)						3.0	x
Total debt, including current portion, to Adjusted EBITDA						4.4	x
Total net debt, including Settlement agreement, to Adjusted EBITDA						4.5	x

(1)	Does not reflect additional depreciation and amortization expense resulting from the expected impact of the valuation of tangible and intangible assets acquired from Diversey and other effects of the acquisition method of accounting.

(2)	The depreciation and amortization amounts for 2008 have been adjusted to exclude share-based incentive compensation expense to conform to the 2009, 2010 and 2011 presentation.

(3)	Share-based incentive compensation expense is included in marketing, administrative and development expenses on our consolidated statements of operations for all periods.

(4)	Includes $22.6 million of Diversey expenditures for capitalized computer software.

(5)	EBITDA, a measure used by management to evaluate operating performance, is defined as net earnings plus (i) interest expense, (ii) provision for income taxes and (iii) depreciation and amortization. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net earnings as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and other debt service requirements. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and that can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. In addition, EBITDA provides more comparability between our historical results and results that reflect the Transactions. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA is defined as EBITDA adjusted to exclude noncash items, unusual items and other adjustments. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors about certain noncash items, unusual items that we do not expect to continue at the same level in the future and other items. Such supplementary adjustments to EBITDA may not be in accordance with current SEC practice or with regulations adopted by the SEC that apply to registration statements filed under the Securities Act and periodic reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, the SEC may require that Adjusted EBITDA be presented differently in filings made with the SEC than as presented in this offering memorandum, or not be presented at all. In addition, because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(6)	For a discussion of pro forma interest expense adjustments, see Note 2(K) to the unaudited pro forma condensed combined financial information included elsewhere in this offering memorandum.

Set forth below is a reconciliation of net earnings to EBITDA and Adjusted EBITDA.

						Pro Forma
				Six Months Ended		Combined Twelve
	Year Ended December 31,			June 30,		Months Ended
	2010	2009	2008	2011	2010	June 30, 2011
	(In millions)

Net earnings available to common stockholders	$255.9	$244.3	$179.9	$124.7	$128.1	$246.6	(1)
Interest expense	161.6	154.9	128.1	73.9	81.7	404.1
Income tax provision	87.5	85.6	42.4	47.4	50.6	116.4
Depreciation and amortization	154.7	154.5	155.0	72.9	76.6	271.8	(2)

EBITDA	659.7	639.3	505.4	318.9	337.0	1,038.9
Share-based compensation expense	30.6	38.8	16.5	13.2	13.5	30.3	(3)
Costs related to the proposed acquisition of Diversey	—	—	—	6.6	—	—	(4)
Global manufacturing strategy and restructuring and other charges(5)	7.4	16.7	26.6	—	3.1	4.3
Cost reduction and productivity program restructuring charge(5)	—	—	65.8	—	—	—
Foreign currency exchange losses (gains) related to Venezuelan subsidiary(5)	(5.5)	—	—	0.2	(7.8)	2.5
Net (gains) other-than-temporary impairment on sale of available-for-sale securities(5)	(5.9)	4.0	34.0	—	(0.4)	(5.5)
European manufacturing facility closure (credits) charges(5)	6.9	—	—	0.2	—	7.1
Settlement agreement related costs(5)	0.6	1.8	1.5	0.6	0.6	0.6
Loss on debt redemption(5)	38.5	3.4	—	—	—	38.5
Restructuring related charges — Diversey(6)	—	—	—	—	—	8.4
Non-cash expenses and charges — Diversey(6)	—	—	—	—	—	1.4
Non-recurring gains and losses — Diversey(6)	—	—	—	—	—	51.1
Compensation adjustment — Diversey(6)	—	—	—	—	—	22.2

Adjusted EBITDA	$732.3	$704.0	$649.8	$339.7	$346.0	$1,199.8

(1)	Does not reflect additional depreciation and amortization expense resulting from the expected impact of the valuation of tangible and intangible assets acquired from Diversey and other effects of the acquisition method of accounting.

(2)	Consists of the combination of our and Diversey’s depreciation and amortization expense. This amount does not include the impact of the valuation of intangible assets acquired or any increase to the purchase price allocated to property, plant and equipment, net, both of which will result in additional depreciation and amortization expense after the consummation of the Acquisition.

(3)	Consists of our share-based compensation expense only. This amount does not include the impact of additional expense that may be recorded as a result of the replacement of unvested Diversey stock options. See Note 2(H) of “Unaudited Pro Forma Condensed Combined Financial Information” for additional information. Diversey share-based compensation is included in “Compensation adjustment — Diversey” and was $11.2 million in the twelve months ended June 30, 2011.

(4)	This amount has been eliminated and excluded from the pro forma combined net earnings amount of $245.3 million.

(5)	As per our calculation of Adjusted EBITDA included in our supplementary information included in our publicly available quarterly earnings releases furnished with the SEC.

(6)	Items included in Diversey’s Credit Agreement EBITDA and included in their publicly available quarterly reports on Form 10-Q and annual reports on Form 10-K filed with SEC. In accordance with the relevant SEC guidance regarding the presentation of pro forma financial information, the items above do not include acquisition and divestiture adjustment of $1.3 million for the twelve months ended June 30, 2011 that was reported as loss from discontinued operations in Diversey’s statement of operations and included in Diversey’s Credit Agreement EBITDA.

RISK FACTORS

Any investment in the notes involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this offering memorandum before deciding whether to purchase the notes. The risks and uncertainties described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occur, our business, financial condition and results of operations would suffer. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements” in this offering memorandum.

Risks related to the combined company

Weakened global economic conditions have had and could continue to have an adverse effect on our consolidated financial position and results of operations.

Weakened global economic conditions have had and may continue to have an adverse impact on our business in the form of lower net sales due to weakened demand, unfavorable changes in product price/mix, or lower profit margins. For example, the recent global economic downturn has adversely impacted some of Diversey’s end-users, such as hotels, restaurants, retail establishments and other end-users that are particularly sensitive to business and consumer spending.

During economic downturns or recessions, there can be a heightened competition for sales and increased pressure to reduce selling prices as our customers may reduce their volume of purchases from us. If we lose significant sales volume or reduce selling prices significantly, then there could be a negative impact on our consolidated revenue, profitability and cash flows.

Also, reduced availability of credit may adversely affect the ability of some of our customers and suppliers to obtain funds for operations and capital expenditures. This could negatively impact our ability to obtain necessary supplies as well as our sales of materials and equipment to affected customers. This also could result in reduced or delayed collections of outstanding accounts receivable.

The global nature of our operations in the United States and in over 68 foreign countries exposes us to numerous risks that could materially adversely affect our consolidated financial position and results of operations.

We operate in the United States and in over 68 other countries, and our products are distributed in those countries as well as in other parts of the world. A large portion of our manufacturing operations are located outside of the United States and a substantial portion of our net sales are generated outside of the United States. Operations outside of the United States, particularly operations in developing regions, are subject to various risks that may not be present or as significant for our U.S. operations. Economic uncertainty in some of the geographic regions in which we operate, including developing regions, could result in the disruption of commerce and negatively impact cash flows from our operations in those areas.

Risks inherent in our international operations include:

•	foreign currency exchange controls;

•	foreign currency exchange rate fluctuations, including devaluations;

•	the potential for changes in regional and local economic conditions, including local inflationary pressures;

•	unstable political conditions;

•	restrictive governmental actions such as those on transfer or repatriation of funds and trade protection matters, including antidumping duties, tariffs, embargoes and prohibitions or restrictions on acquisitions or joint ventures;

•	changes in laws and regulations, including the laws and policies of the United States affecting trade and foreign investment;

•	the difficulty of enforcing agreements and collecting receivables through certain foreign legal systems;

•	variations in protection of intellectual property and other legal rights;

•	more expansive legal rights of foreign unions or works councils;

•	social plans that prohibit or increase the cost of certain restructuring actions;

•	the potential for nationalization of enterprises or facilities; and

•	unsettled political conditions and possible terrorist attacks against U.S. or other interests.

In addition, there are potential tax inefficiencies in repatriating funds from our non-U.S. subsidiaries.

These and other factors may have a material adverse effect on our international operations and, consequently, on our consolidated financial position and results of operations.

If the settlement of the asbestos-related claims that we have agreed to (the “Settlement agreement”) is not implemented, we will not be released from the various asbestos-related, fraudulent transfer, successor liability, and indemnification claims made against us arising from a 1998 transaction with Grace. We have no control over the timing of the cash payment required from us under the Settlement agreement. We are also a defendant in a number of asbestos-related actions in Canada arising from Grace’s activities in Canada prior to the 1998 transaction.

On March 31, 1998, Sealed Air completed a multi-step transaction (the “Cryovac transaction”) involving W.R. Grace & Co. (“Grace”) which brought the Cryovac packaging business and the former Sealed Air Corporation’s business under the common ownership of the Company. As part of that transaction, Grace and its subsidiaries retained all liabilities arising out of their operations before the Cryovac transaction (including asbestos-related liabilities), other than liabilities relating to Cryovac’s operations, and agreed to indemnify the Company with respect to such retained liabilities. Since 2000, the Company has been served with a number of lawsuits alleging that, as a result of the Cryovac transaction, the Company is responsible for the alleged asbestos liabilities of Grace and its subsidiaries. While they vary, these suits all appear to allege that the transfer of the Cryovac business was a fraudulent transfer or gave rise to successor liability. On April 2, 2001, Grace and certain of its subsidiaries filed for Chapter 11 relief in the U.S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). In connection with Grace’s Chapter 11 case, the Bankruptcy Court issued orders dated May 3, 2001 and January 22, 2002, staying all asbestos actions against the Company. However, the official committees appointed to represent asbestos claimants in Grace’s Chapter 11 case (the “Committees”) received the court’s permission to pursue fraudulent transfer and other claims against the Company and its subsidiary Cryovac, Inc. based upon the Cryovac transaction. This proceeding was brought in the U.S. District Court for the District of Delaware (Adv. No. 02-02210).

On November 27, 2002, we reached an agreement in principle with the Committees to resolve the fraudulent transfer proceeding and all current and future asbestos-related claims made against us and our affiliates in connection with the Cryovac transaction. The Settlement agreement will also resolve the fraudulent transfer claims and successor liability claims, as well as indemnification claims by Fresenius Medical Care Holdings, Inc. and affiliated companies in connection with the Cryovac transaction. The parties to the agreement in principle signed the definitive Settlement agreement as of November 10, 2003 consistent with the terms of the agreement in principle. On June 27, 2005, the Bankruptcy Court signed an order approving the definitive Settlement agreement. Although Grace is not a party to the Settlement agreement, under the terms of the order, Grace is directed to comply with the Settlement agreement subject to limited exceptions. On September 19, 2008, Grace, the Official Committee of Asbestos Personal Injury Claimants, the Asbestos PI Future Claimants’ Representative (the “FCR”), and the Official Committee of Equity Security Holders (the “Equity Committee”) filed, as co-proponents, a plan of reorganization (as filed and amended from time to time, the “PI Settlement Plan”) and several exhibits and associated documents, including a disclosure statement (as filed and amended from time to time, the “PI Settlement Disclosure Statement”), with the Bankruptcy

Court. As filed, the PI Settlement Plan would provide for the establishment of two asbestos trusts under Section 524(g) of the United States Bankruptcy Code to which present and future asbestos-related claims would be channeled. The PI Settlement Plan also contemplates that the terms of our definitive Settlement agreement will be incorporated into the PI Settlement Plan and that we will pay the amount contemplated by that agreement.

On January 31, 2011, the Bankruptcy Court entered a memorandum opinion (the “Memorandum Opinion”) overruling certain objections to the PI Settlement Plan. On the same date, the Bankruptcy Court entered an order regarding confirmation of the PI Settlement Plan (the “Confirmation Order”). As entered on January 31, 2011, the Confirmation Order contained recommended findings of fact and conclusions of law, and recommended that the U.S. District Court for the District of Delaware (the “District Court”) approve the Confirmation Order, and that the District Court confirm the PI Settlement Plan and issue a channeling injunction under Section 524(g) of the Bankruptcy Code. Thereafter, on February 15, 2011, the Bankruptcy Court issued an order clarifying its Memorandum Opinion and Confirmation Order (the “Clarifying Order”). Among other things, the Clarifying Order provided that any references in the Memorandum Opinion and Confirmation Order to a recommendation that the District Court confirm the PI Settlement Plan were thereby amended to make clear that the PI Settlement Plan was confirmed and that the Bankruptcy Court was requesting that the District Court issue and affirm the Confirmation Order including the injunction under Section 524(g) of the Bankruptcy Code. On March 11, 2011, the Bankruptcy Court entered an order granting in part and denying in part a motion to reconsider the Memorandum Opinion filed by BNSF Railway Company (the “March 11 Order”). Among other things, the March 11 Order amended the Memorandum Opinion to clarify certain matters relating to objections to the PI Settlement Plan filed by BNSF.

If it becomes effective, the PI Settlement Plan may implement the terms of the Settlement agreement, but there can be no assurance that this will be the case notwithstanding the Bankruptcy Court’s confirmation of the PI Settlement Plan. The terms of the PI Settlement Plan remain subject to amendment. Moreover, the PI Settlement Plan is subject to the satisfaction of a number of conditions which are more fully set forth in the PI Settlement Plan and include, without limitation, the availability of exit financing and the approval of the PI Settlement Plan by the District Court. Additionally, various parties have filed notices of appeal or have otherwise challenged the Memorandum Opinion and Confirmation Order, and the PI Settlement Plan may be subject to further appeal or challenge before the District Court or other courts. The appealing parties have designated various issues to be considered on appeal, including without limitation issues relating to releases and injunctions contained in the PI Settlement Plan. The District Court held hearings on June 28 and June 29, 2011, to hear oral arguments in connection with appeals of the Memorandum Opinion and the Confirmation Order. The District Court took the matters under advisement and has not yet ruled on the appeals.

While the Bankruptcy Court has confirmed the PI Settlement Plan and the District Court held hearings to consider oral argument relating to appeals of the Memorandum Opinion and the Confirmation Order, additional proceedings may be held before the District Court or other courts to consider matters related to the PI Settlement Plan. We do not know whether or when the District Court will affirm the Memorandum Opinion or the Confirmation Order or approve the PI Settlement Plan, or whether or when a final plan of reorganization will become effective. Assuming that a final plan of reorganization (whether the PI Settlement Plan or another plan of reorganization) is confirmed by the Bankruptcy Court, approved by the District Court, and does become effective, we do not know whether the final plan of reorganization will be consistent with the terms of the Settlement agreement and if the other conditions to our obligation to pay the Settlement agreement amount will be met. If these conditions are not satisfied or not waived by us, we will not be obligated to pay the amount contemplated by the Settlement agreement. However, if we do not pay the Settlement agreement amount, we and our affiliates will not be released from the various claims against us.

If the Settlement agreement does not become effective, either because Grace fails to emerge from bankruptcy or because Grace does not emerge from bankruptcy with a plan of reorganization that is consistent with the terms of the Settlement agreement, then we and our affiliates will not be released from the various asbestos-related, fraudulent transfer, successor liability, and indemnification claims made against us and our affiliates noted above, and all of these claims would remain pending and would have to be resolved through other means, such as through agreement on alternative settlement terms or trials. In that case, we could face liabilities that are significantly different from our obligations under the Settlement agreement. We cannot estimate at this time what those differences or their magnitude may be. In the event these liabilities are materially larger than the current existing obligations, they could have a material adverse effect on our consolidated financial position and results of operations.

Since November 2004, the Company and specified subsidiaries have been named as defendants in a number of cases, including a number of putative class actions, brought in Canada as a result of Grace’s alleged marketing, manufacturing or distributing of asbestos or asbestos containing products in Canada prior to the Cryovac transaction in 1998. Grace has agreed to defend and indemnify us and our subsidiaries in these cases. The Canadian cases are currently stayed. A global settlement of these Canadian claims to be funded by Grace has been approved by the Canadian court, and the PI Settlement Plan provides for payment of these claims. We do not have any positive obligations under the Canadian settlement, but we are a beneficiary of the release of claims. The release in favor of the Grace parties (including us) will become operative upon the effective date of a plan of reorganization in Grace’s United States Chapter 11 bankruptcy proceeding. As filed, the PI Settlement Plan contemplates that the claims released under the Canadian settlement will be subject to injunctions under Section 524(g) of the Bankruptcy Code. As indicated above, the Bankruptcy Court entered the Confirmation Order on January 31, 2011 and the Clarifying Order on February 15, 2011; however, we can give no assurance that the PI Settlement Plan (or any other plan of reorganization) will be approved by the District Court, or will become effective. Assuming that a final plan of reorganization (whether the PI Settlement Plan or another plan of reorganization) is confirmed by the Bankruptcy Court, approved by the District Court, and does become effective, if the final plan of reorganization does not incorporate the terms of the Canadian settlement or if the Canadian courts refuse to enforce the final plan of reorganization in the Canadian courts, and if in addition Grace is unwilling or unable to defend and indemnify us and our subsidiaries in these cases, then we could be required to pay substantial damages, which we cannot estimate at this time and which could have a material adverse effect on our consolidated financial position and results of operations.

For further information concerning these matters, see Note 16 to our 2010 audited consolidated financial statements and Note 13 to our June 30, 2011 unaudited consolidated interim financial statements.

Raw material pricing, availability and allocation by suppliers as well as energy-related costs may negatively impact our results of operations, including our profit margins.

Sealed Air uses petrochemical-based raw materials to manufacture many of its products. The prices for these raw materials are cyclical, and increases in market demand or fluctuations in the global trade for petrochemical-based raw materials and energy could increase our costs. In addition, the prices of many of the key raw materials Diversey uses in its business, such as caustic soda, solvents, waxes, phosphates, surfactants, polymers and resins, chelates and fragrances, are cyclical based on numerous supply and demand factors that are beyond our control. If we are unable to minimize the effects of increased raw material costs through sourcing, pricing or other actions, our business, financial condition, results of operations and cash flows may be materially adversely affected. We also have some sole-source suppliers, and the lack of availability of supplies could have a material adverse effect on our consolidated financial condition and results of operations.

Natural disasters such as hurricanes, as well as political instability and terrorist activities, may negatively impact the production or delivery capabilities of refineries and natural gas and petrochemical suppliers and suppliers of other raw materials in the future. These factors could lead to increased prices for our raw materials, curtailment of supplies and allocation of raw materials by our suppliers, which could reduce revenues and profit margins and harm relations with our customers and which could have a material adverse effect on our consolidated financial condition and results of operations.

The effects of animal and food-related health issues such as bovine spongiform encephalopathy, also known as “mad cow” disease, foot-and-mouth disease and avian influenza or “bird-flu,” as well as other health issues affecting the food industry, may lead to decreased revenues.

We manufacture and sell food packaging products, among other products. Various health issues affecting the food industry have in the past and may in the future have a negative effect on the sales of food packaging products. In recent years, occasional cases of mad cow disease have been confirmed and incidents of bird flu have surfaced in various countries. Outbreaks of animal diseases may lead governments to restrict exports and imports of potentially affected animals and food products, leading to decreased demand for our products and possibly also to the culling or slaughter of significant numbers of the animal population otherwise intended for food supply. Also, consumers may change their eating habits as a result of perceived problems with certain types of food. These factors may lead to reduced sales of food businesses’ products, which could have a material adverse effect on our consolidated financial position and results of operations.

Demand for our products could be adversely affected by changes in consumer preferences.

Our sales depend heavily on the volumes of sales by our customers in the food processing and food service industries. Consumer preferences for food and packaging formats of prepackaged food can influence our sales, as well as consumer preferences for fresh and unpackaged foods. Changes in consumer behavior could negatively impact demand for our products, including changes in consumer preferences driven by various health-related concerns and perceptions.

The consolidation of customers may adversely affect our business, financial condition and results of operations.

Customers in the building care, food service, food and beverage processing, lodging, retail and health care sectors have been consolidating in recent years, and we believe this trend may continue. Such consolidation could have an adverse impact on the pricing of our products and services and our ability to retain customers, which could in turn adversely affect our business, financial condition and results of operations.

We experience competition in the markets for our products and services and in the geographic areas in which we operate.

Our products compete with similar products made by other manufacturers and with a number of other types of materials or products. We compete on the basis of performance characteristics of our products, as well as service, price and innovations in technology. A number of competing domestic and foreign companies are well-established.

The market for Diversey’s products is highly competitive. Diversey’s primary global competitor is Ecolab, Inc., which is the largest supplier to the global market for institutional and industrial cleaning, sanitation and hygiene products and related services, mainly as a result of its significant presence in the U.S. health and hospitality market. Diversey also faces significant competition from numerous national, regional and local companies within some or all of its product lines in each sector that it serves. Barriers to entry and expansion in the institutional and industrial cleaning, sanitation and hygiene industry are low.

Our inability to maintain a competitive advantage could result in lower prices or lower sales volumes for our products, which would have a negative impact on our consolidated financial position and results of operations.

Concerns about greenhouse gas (“GHG”) emissions and climate change and the resulting governmental and market responses to these issues could increase costs that we incur and could otherwise affect our consolidated financial position and results of operations.

Numerous legislative and regulatory initiatives have been enacted and proposed in response to concerns about GHG emissions and climate change. We are a manufacturing entity that utilizes petrochemical-based raw materials to produce many of our products, including plastic packaging materials. Increased environmental legislation or regulation could result in higher costs for us in the form of higher raw materials and freight and energy costs. We could also incur additional compliance costs for monitoring and reporting emissions and for maintaining permits. It is also possible that certain materials might cease to be permitted to be used in our processes.

Disruption and volatility of the financial and credit markets could affect our external liquidity sources.

Our principal sources of liquidity are accumulated cash and cash equivalents, short-term investments, cash flow from operations and amounts available under our existing and new lines of credit, including the senior secured credit facilities and our accounts receivable securitization program. Our accounts receivable securitization program includes a bank financing commitment that must be renewed annually prior to the expiration date. The bank commitment is scheduled to expire on December 2, 2011. While the bank is not obligated to renew the bank financing commitment, we have negotiated annual renewals since the commencement of the program in 2001.

Additionally, conditions in financial markets could affect financial institutions with which we have relationships and could result in adverse effects on our ability to utilize fully our committed borrowing facilities. For example, a lender under the senior secured credit facilities may be unwilling or unable to fund a borrowing request, and we may not be able to replace such lender.

Strengthening of the U.S. dollar and other foreign currency exchange rate fluctuations could materially impact our consolidated financial position and results of operations.

A substantial portion of our net sales are generated outside the United States. We translate sales and other results denominated in foreign currency into U.S. dollars for our consolidated financial statements. During periods of a strengthening U.S. dollar, our reported international sales and net earnings could be reduced because foreign currencies may translate into fewer U.S. dollars.

Also, while we often produce in the same geographic markets as our products are sold, expenses are more concentrated in the United States compared with sales, so that in a time of strengthening of the U.S. dollar, our profit margins could be reduced. While we use financial instruments to hedge certain foreign currency exposures, this does not insulate us completely from foreign currency effects.

We have recognized foreign exchange gains and losses related to the currency devaluations in Venezuela and its designation as a highly inflationary economy under GAAP, effective January 1, 2010. See “Sealed Air Management’s Discussion and Analysis of Financial Condition and Results of Operations — Quantitative and Qualitative Disclosures About Market Risk — Foreign Exchange Rates — Venezuela.”

We may use financial instruments from time to time to manage exposure to foreign exchange rate fluctuations, which exposes us to counterparty credit risk for non-performance. See Note 12 to our 2010 audited consolidated financial statements and Note 10 to our June 30, 2011 unaudited consolidated interim financial statements.

In all jurisdictions in which we operate, we are also subject to laws and regulations that govern foreign investment, foreign trade and currency exchange transactions. These laws and regulations may limit our ability to repatriate cash as dividends or otherwise to the United States and may limit our ability to convert foreign currency cash flows into U.S. dollars.

The full realization of our deferred tax assets, including primarily those related to the Settlement agreement, may be affected by a number of factors.

Sealed Air has deferred tax assets related to the Settlement agreement, other accruals not yet deductible for tax purposes, foreign net operating loss carry forwards and investment tax allowances, employee benefit items, and other items. We have established valuation allowances to reduce those deferred tax assets to an amount that is more likely than not to be realized. Our ability to utilize these deferred tax assets depends in part upon our future operating results. We expect to realize these assets over an extended period. If we are unable to generate sufficient future taxable income in certain jurisdictions, or if there is a significant change in the time period within which the underlying temporary differences become taxable or deductible, we could be required to increase our valuation allowances against our deferred tax assets. This would result in an increase in our effective tax rate, and would have an adverse effect on our future operating results. In addition, changes in statutory tax rates may change our deferred tax assets or liability balances, with either favorable or unfavorable impact on our effective tax rate. Our deferred tax assets may also be impacted by new legislation or regulation.

Our largest deferred tax asset relates to our Settlement agreement. The value of this asset, which was $368 million at December 31, 2010, may be affected by our tax situation at the time of the payment under the Settlement agreement as well as by the value of our common stock at that time. The deferred tax asset reflects the fair market value of 18 million shares of our common stock at a post-split price of $17.86 per share based on the price when the Settlement agreement was reached in 2002. See Note 15 to our 2010 audited consolidated financial statements. We will not be able to realize this deferred tax asset until the currently proposed plan of reorganization of Grace becomes effective.

Our annual effective income tax rate can change materially as a result of changes in our mix of U.S. and foreign earnings and other factors, including changes in tax laws and changes made by regulatory authorities.

Our overall effective income tax rate is equal to our total tax expense as a percentage of total earnings before tax. However, income tax expense and benefits are not recognized on a global basis but rather on a jurisdictional or legal entity basis. Changes in statutory tax rates and laws, as well as ongoing audits by domestic and international authorities, could affect the amount of income taxes and other taxes paid by us. For example, legislative proposals to change U.S. taxation of non-U.S. earnings could increase our effective tax rate. Also, changes in the mix of earnings between jurisdictions and assumptions used in the calculation of income taxes, among other factors, could have a significant effect on our overall effective income tax rate.

We are subject to taxation in multiple jurisdictions. As a result, any adverse development in the tax laws of any of these jurisdictions or any disagreement with our tax positions could have a material adverse effect on our business, financial condition or results of operations.

We are subject to taxation in, and to the tax laws and regulations of, multiple jurisdictions as a result of the international scope of our operations and our corporate and financing structure. We are also subject to transfer pricing laws with respect to our intercompany transactions, including those relating to the flow of funds among our companies. Adverse developments in these laws or regulations, or any change in position regarding the application, administration or interpretation thereof, in any applicable jurisdiction, could have a material adverse effect on our business, financial condition or results of our operations. In addition, the tax authorities in any applicable jurisdiction, including the United States, may disagree with the positions we have taken or intend to take regarding the tax treatment or characterization of any of our transactions. If any applicable tax authorities, including U.S. tax authorities, were to successfully challenge the tax treatment or characterization of any of our transactions, it could have a material adverse effect on our business, financial condition or results of our operations.

Our performance and prospects for future growth could be adversely affected if new products do not meet sales or margin expectations.

Our competitive advantage is due in part to our ability to develop and introduce new products in a timely manner at favorable margins. The development and introduction cycle of new products can be lengthy and involve high levels of investment. New products may not meet sales expectations or margin expectations due to many factors, including our inability to: (i) accurately predict demand, end-user preferences and evolving industry standards; (ii) resolve technical and technological challenges in a timely and cost-effective manner; or (iii) achieve manufacturing efficiencies.

A major loss of or disruption in our manufacturing and distribution operations or our information systems and telecommunication resources could adversely affect our business.

If we experienced a natural disaster, such as a tornado, hurricane, earthquake or other severe weather event, or a casualty loss from an event such as a fire or flood, at one of our larger strategic facilities or if such event affected a key supplier, our supply chain or our information systems and telecommunication resources, then there could be a material adverse effect on our consolidated results of operations.

We are dependent on internal and third party information technology networks and systems, including the Internet, to process, transmit and store electronic information. In particular, we depend on our information technology infrastructure for fulfilling and invoicing customer orders, applying cash receipts, and placing purchase orders with suppliers, making cash disbursements, and conducting digital marketing activities, data processing and electronic communications among business locations. We also depend on telecommunication systems for communications between company personnel and our customers and suppliers. Future system disruptions, security breaches or shutdowns could significantly disrupt our operations or result in lost or misappropriated information and may have a material adverse effect on our business, financial condition and results of operations.

We will record a significant amount of additional goodwill and other identifiable intangible assets as a result of the Acquisition, and we may never realize the full carrying value of these assets.

As a result of the Acquisition, we will record a significant amount of additional goodwill and other identifiable intangible assets, including customer relationships, trademarks and developed technologies. At this time we cannot estimate the amount of other identifiable intangible assets we will record; however, as of June 30, 2011, on a pro forma combined basis after giving effect to the Transactions, our goodwill would have been approximately $5.9 billion, or approximately 51% of our total assets. See “Unaudited Pro Forma Condensed Combined Financial Information.”

We test goodwill and intangible assets with indefinite useful lives for possible impairment annually during the fourth quarter of each fiscal year or more frequently if events or changes in circumstances indicate that the asset might be impaired. Amortizable intangible assets are periodically reviewed for possible impairment whenever there is evidence that events or changes in circumstances indicate that the carrying value may not be recoverable. Impairment may result from, among other things, (i) a decrease in our expected net earnings; (ii) adverse equity market conditions; (iii) a decline in current market multiples; (iv) a decline in our common stock price; (v) a significant adverse change in legal factors or business climates; (vi) an adverse action or assessment by a regulator; (vii) heightened competition; (viii) strategic decisions made in response to economic or competitive conditions; or (ix) a more-likely-than-not expectation that a reporting unit or a significant portion of a reporting unit will be sold or disposed of. In the event that we determine that events or circumstances exist that indicate that the carrying value of goodwill or identifiable intangible assets may no longer be recoverable, we might have to recognize a non-cash impairment of goodwill or other identifiable intangible assets, which could have a material adverse effect on our consolidated financial position and results of operations.

Product liability claims or regulatory actions could adversely affect our financial results or harm our reputation or the value of our brands.

Claims for losses or injuries purportedly caused by some of our products arise in the ordinary course of our business. In addition to the risk of substantial monetary judgments, product liability claims or regulatory actions could result in negative publicity that could harm our reputation in the marketplace or adversely impact the value of our brands or our ability to sell our products in certain jurisdictions. We could also be required to recall possibly defective products, which could result in adverse publicity and significant expenses. Although we maintain product liability insurance coverage, potential product liability claims could be excluded or exceed coverage limits under the terms of our insurance policies or could result in increased costs for such coverage.

The relationship with S.C. Johnson & Son, Inc. (“SCJ”) is important to the Diversey business, and any damage to this relationship could have a material adverse effect on the Diversey business.

Diversey is party to various agreements with SCJ, including a brand license agreement (the “BLA”), a technology disclosure and license agreement (“TDLA”), supply and manufacturing agreements and several leases. Under the BLA, Diversey is granted a license in specified territories to sell certain SCJ products and use specified trade names and housemarks incorporating “Johnson,” including the right to use “Johnson” in combination with its owned trade name “Diversey,” in the institutional and industrial channels of trade and, subject to certain limitations, in specified channels of trade in which both Diversey’s business and SCJ’s consumer business operate. SCJ is the sole supplier of SCJ products licensed to Diversey under the BLA. Sales of these products have historically been significant to Diversey’s business. Under the TDLA, SCJ has granted Diversey the right to use specified technology of SCJ. Diversey leases its principal manufacturing facilities in Sturtevant, Wisconsin from SCJ. In addition, in some countries, Diversey depends on SCJ to produce or sell some of its products. If Diversey defaults under its agreements with SCJ and the agreements are terminated, SCJ fails to perform its obligations under these agreements, or Diversey’s relationship with SCJ is otherwise damaged or severed, this could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Diversey’s relationship with Unilever N.V. (“Unilever”) is important to its future operations, and Diversey may lose substantial amounts in agency fees or sales revenue if the License Agreement (as defined below) and distribution arrangements with Unilever are terminated.

In connection with Diversey’s acquisition of the DiverseyLever business from Conopco, Inc. (“Conopco”), a wholly-owned subsidiary of Unilever, in May 2002, Diversey entered into the Prior Agency Agreement with Unilever. The Prior Agency Agreement provided that Diversey and various of its subsidiaries act as Unilever’s sales agents in specified territories for the sale into the institutional and industrial markets of certain of Unilever’s consumer brand cleaning products. With the exception of some transitional arrangements for certain countries, on January 1, 2008, in all territories except the United Kingdom, Ireland, Portugal and Brazil, the Prior Agency Agreement was replaced with the License Agreement. Pursuant to the License Agreement, Unilever has agreed to grant 31 of Diversey’s subsidiaries a license to produce and sell professional size packs of Unilever’s consumer brand cleaning products. In the United Kingdom, Ireland, Portugal and Brazil, the New Agency Agreement (as defined below) is in place.

If Diversey is unable to comply with its obligations under these agreements, or if Unilever terminates all or any of these agreements for any other reason, including if Diversey is insolvent or its sales drop below 75% of targeted sales for a given year in a region/operating segment, we may lose significant amounts in agency fees or sales revenue. If Unilever fails to observe its commitments under these agreements, we may not be able to operate in accordance with our business plans and we may incur additional costs. Any failure by Unilever to observe its obligations may have a material adverse effect on our business, financial condition, results of operations and cash flows. If any or all of the agreements are terminated prior to their scheduled termination date, including as a result of a change of control of Diversey, or if we and Unilever are unable to agree to mutually acceptable replacement agreements, we may not be able to obtain similar services, intellectual property or products on the same terms from third parties or at all. As a result, we may lose substantial amounts in agency fees or sales revenue, which may have a material adverse effect on our business, financial condition, results of operations and cash flows.

In addition, as a result of the DiverseyLever acquisition, Diversey owns the name “Diversey.” Diversey also holds licenses to use some trademarks and technology of Unilever in the market for institutional and industrial cleaning, sanitation and hygiene products and related services under license agreements with Unilever. We believe that these license agreements are critical to our business and the termination of our rights under any of these agreements may have a material adverse effect on our business, financial condition, results of operations and cash flows.

If we are unable to retain key employees and other personnel, our operations and growth may be adversely affected.

Our success depends largely on the efforts and abilities of our management team and other key personnel. Their experience and industry contacts significantly benefit us, and we need their expertise to execute our business strategies. If any of our senior management or other key personnel ceases to work for us, our business, financial condition, results of operations and cash flows may be materially adversely affected.

On July 28, 2011, David H. Kelsey notified us of his resignation as Chief Financial Officer of the Company effective as of August 12, 2011. Tod S. Christie, who has been serving as the Company’s Treasurer, has been appointed as the Interim Chief Financial Officer, effective as of the close of business on August 12, 2011. We intend to appoint a new permanent Chief Financial Officer once we have identified and agreed on terms with a suitable candidate. We can provide no assurance as to how long it will take us to appoint a new permanent Chief Financial Officer.

We could experience disruptions in operations and/or increased labor costs.

In Europe, the majority of our employees is represented by labor unions and is covered by collective bargaining agreements, which are generally renewable on an annual basis. As is the case with any negotiation, we may not be able to negotiate acceptable new collective bargaining agreements, which could result in strikes or work stoppages by affected workers. Renewal of collective bargaining agreements could also result in higher wages or benefits paid to union members. A disruption in operations or higher ongoing labor costs could materially affect our business.

Pricing terms in our multi-year contracts with customers may adversely affect our profitability and cash flows.

From time to time, we enter into multi-year contracts with some of our customers. These contracts may include terms restricting our pricing flexibility. Under these contracts, we bear a significant portion of the risk for cost overruns. Accordingly, we may incur losses under such contracts in the case of unexpected cost increases, operational difficulties or other changes during the contract period. If we were to experience significant unexpected cost increases under our multi-year contracts, the resulting losses could have an adverse impact on our profitability and cash flows.

The United States Patient Protection and Affordable Care Act and the United States Health Care and Education Reconciliation Act of 2010 could result in increased costs related to our postretirement benefit plans.

In March 2010, the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 were signed into law. These statutes include a number of provisions that will impact companies that provide retiree health care benefits through postretirement benefit plans and will require certain changes to be made to individual plans in order to comply with the new legislation.

In addition, these statutes require changes to our information technology infrastructure and in our administrative processes. The ultimate extent and cost of these changes, including the timing of when these costs will be recognized in our consolidated financial statements, cannot be determined at this time but will continue to be evaluated as regulations and interpretations relating to the legislation become available.

We are subject to a variety of environmental and product registration laws that expose us to potential financial liability and increased operating costs.

Our operations are subject to a number of federal, state, local and foreign environmental, health and safety laws and regulations that govern, among other things, the manufacture of our products, the discharge of pollutants into the air, soil and water and the use, handling, storage and disposal of hazardous materials.

Some jurisdictions have laws and regulations that govern the registration and labeling of some of our products. Some of these laws require us to have operating permits for our production and warehouse facilities and operations. Any failure to obtain, maintain or comply with the terms of these permits could result in fines or penalties, revocation or nonrenewal of our permits, or orders to cease certain operations, and may have a material adverse effect on our business, financial condition, results of operations and cash flows. For example, a recent unfavorable court decision regarding a municipal operating permit for one of our food packaging facilities in Sao Paulo, Brazil leaves the facility subject to an order to close. Although we are working to resolve the dispute, if our facility is required to close or relocate we could incur substantial charges.

We generate, use and dispose of hazardous materials in our manufacturing processes. In the event our operations result in the release of hazardous materials into the environment, we may become responsible for the costs associated with the investigation and remediation of sites at which we have released pollutants, or sites where we have disposed or arranged for the disposal of hazardous wastes, even if we fully complied with environmental laws at the time of disposal. Both we and Diversey have been, and may continue to be, responsible for the cost of remediation at some locations.

We expect significant future environmental compliance obligations in our European operations as a result of a European Union (“EU”) Directive “Registration, Evaluation, Authorization, and Restriction of Chemicals” (EU Directive No. 2006/1907) enacted on December 18, 2006. The directive imposes several requirements related to the identification and management of risks related to chemical substances manufactured or marketed in Europe. The EU has also recently enacted a “Classification, Packaging and Labeling” regulation. Other jurisdictions may impose similar requirements.

We cannot predict with reasonable certainty the future cost to us of environmental compliance, product registration, or environmental remediation. Environmental laws have become more stringent and complex over time. Our environmental costs and operating expenses will be subject to evolving regulatory requirements and will depend on the scope and timing of the effectiveness of requirements in these various jurisdictions. As a result of such requirements, we may be subject to an increased regulatory burden, and we expect significant future environmental compliance obligations in our operations. Increased compliance costs, increasing risks and penalties associated with violations, or our inability to market some of our products in certain jurisdictions may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Diversey has tendered various environmental indemnification claims to Unilever pursuant to the Unilever Acquisition Agreement (as defined below).

Under the Unilever Acquisition Agreement, Unilever made warranties to Diversey with respect to the DiverseyLever business. In addition, Unilever agreed to indemnify Diversey for specified types of environmental liabilities if the aggregate amount of damages meets various dollar thresholds, subject to a cap of $250 million in the aggregate. Diversey was required to notify Unilever of any environmental indemnification claims by May 3, 2008. Any environmental claims pending after this date, with respect to which Diversey has notified Unilever, remain subject to indemnification until completed in accordance with the Unilever Acquisition Agreement. If Diversey incurs damages or liabilities that do not meet the indemnity thresholds under the Unilever Acquisition Agreement, if Diversey failed to notify Unilever of an environmental indemnity claim within the period specified in the Unilver Acquisition Agreement or if the aggregate limits on indemnity payments under the Unilever Acquisition Agreement become applicable, Diversey would not be entitled to indemnity from Unilever for such non-qualifying claims and it would be required to bear the costs.

Diversey has tendered various environmental indemnification claims to Unilever in connection with former DiverseyLever locations. Unilever has not indicated its agreement with Diversey’s request for indemnification. Diversey may file additional requests for reimbursement in the future in connection with pending indemnification claims. However, there can be no assurance that Diversey will be able to recover any amounts relating to these indemnification claims from Unilever.

Our insurance policies may not cover all operating risks and a casualty loss beyond the limits of our coverage could adversely impact our business.

Our business is subject to operating hazards and risks relating to handling, storing, and transporting of the products it sells. We maintain insurance policies in such amounts and with such coverage and deductibles that we believe are reasonable and prudent. Nevertheless, our insurance coverage may not be adequate to protect us from all liabilities and expenses that may arise from claims for personal injury or death or property damage arising in the ordinary course of business, and our current levels of insurance may not be maintained or available in the future at economical prices. If a significant liability claim is brought against us that is not adequately covered by insurance, we may have to pay the claim with our own funds, which could have a material adverse effect on our business, financial condition and results of operations.

If we are not able to protect our trade secrets or maintain our trademarks, patents and other intellectual property, we may not be able to prevent competitors from developing similar products or from marketing their products in a manner that capitalizes on our trademarks, and this loss of a competitive advantage could decrease our profitability and liquidity.

Our ability to compete effectively with other companies depends, in part, on our ability to maintain the proprietary nature of our owned and licensed intellectual property. If we were unable to maintain the proprietary nature of our intellectual property and our significant current or proposed products, this loss of a competitive advantage could result in decreased sales or increased operating costs, either of which would decrease our liquidity and profitability.

We rely on trade secrets to maintain our competitive position, including protecting the formulation and manufacturing techniques of many of our products. As such, we have not sought U.S. or international patent protection for some of our principal product formula and manufacturing processes. Accordingly, we may not be able to prevent others from developing products that are similar to or competitive with our products.

We own several patents and pending patent applications on our products, aspects thereof, methods of use, and/or methods of manufacturing. There is a risk that our patents may not provide meaningful protection and patents may never be issued for our pending patent applications.

We own, or have licenses to use, all of the material trademark and trade name rights used in connection with the packaging, marketing and distribution of our major products both in the United States and in other countries where our products are principally sold. Trademark and trade name protection is important to our business. Although most of our trademarks are registered in the United States and in the foreign countries in which we operate, we may not be successful in asserting trademark or trade name protection. In addition, the laws of some foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. The costs required to protect our trademarks and trade names may be substantial.

The market for our products depends to a significant extent upon the goodwill associated with our brand names. Under the BLA, Diversey is granted a license in specified territories to sell certain SCJ products and use specified trade names and housemarks incorporating “Johnson,” including the right to use “Johnson” in combination with its owned trade name “Diversey,” in its business. The BLA will terminate by its terms on May 2, 2017. Thereafter, the BLA can be renewed, with SCJ’s consent, for successive one-year terms. Diversey’s license to use the housemark “JohnsonDiversey” will expire on the earlier of its transition to the “Diversey” name in the relevant region or August 2, 2012, and its license to use the housemark “Johnson Wax Professional” expired on May 2, 2010. If the BLA is terminated, Diversey may lose the ability to sell specified SCJ products or to use SCJ brand names and technology, which may have a material adverse effect on our business, financial condition, results of operations and cash flows. Similarly, we or our licensors could lose proprietary rights in the intellectual property that we license in, and that may have a material adverse effect on our business, financial position or results of operations.

We cannot be certain that we will be able to assert these intellectual property rights successfully in the future or that they will not be invalidated, circumvented or challenged. Other parties may infringe on our intellectual property rights and may thereby dilute the value of our intellectual property in the marketplace. Third parties, including competitors, may assert intellectual property infringement or invalidity claims against us that could be upheld. Intellectual property litigation, which could result in substantial cost to and diversion of effort by us, may be necessary to protect our trade secrets or proprietary technology or for us to defend against claimed infringement of the rights of others and to determine the scope and validity of others’

proprietary rights. We may not prevail in any such litigation, and if we are unsuccessful, we may not be able to obtain any necessary licenses on reasonable terms or at all.

Any failure by us to protect our trademarks and other intellectual property rights may have a material adverse effect on our business, financial condition, results of operations and cash flows.

The relocation of manufacturing capability from Diversey’s primary U.S. manufacturing facility could adversely affect our business, financial condition and results of operations.

Diversey manufactures a significant portion of the products it sells. The lease from SCJ of Diversey’s Waxdale manufacturing facility in Sturtevant, Wisconsin will expire on May 31, 2013, and we do not plan to renew this lease after expiration. Diversey has made arrangements to relocate its manufacturing capability by moving some production to its other locations in North America, and by pursuing contract manufacturing for a portion of its product lines. The timeline to transition out of Waxdale is not certain, but is expected to be largely completed during the first half of 2012. This relocation may pose significant risks, which could include:

•	the risk that we may be unable to integrate successfully the relocated manufacturing operations;

•	the risk that we may be unable to coordinate management and integrate and retain employees of the relocated manufacturing operations;

•	the risk that we may not be able to obtain contract manufacturing on favorable terms or at all;

•	the risk that we may face difficulties in implementing and maintaining consistent standards, controls, procedures, policies and information systems;

•	the risk that we may fail to realize anticipated synergies, economies of scale or other anticipated benefits, or to maintain operating margins;

•	potential strains on our personnel, systems and resources, and diversion of attention from other priorities; and

•	any unforeseen or contingent liabilities of the relocated manufacturing operations.

We may not achieve growth through acquisitions.

As part of our business strategy, we may from time to time pursue acquisitions of companies that we believe are strategic to our business. There can be no assurance that we will be able to identify attractive acquisition targets, negotiate satisfactory terms for acquisitions or obtain necessary financing for acquisitions. Further, acquisitions involve risks, including that acquired businesses will not perform in accordance with expectations, that we will not realize the operating efficiencies expected from acquisitions and that business judgments concerning the value, strengths and weaknesses of companies we acquire will prove to have been incorrect. If we fail to complete acquisitions, if we acquire companies but are not able to successfully integrate them with our business or if we do not otherwise realize the anticipated financial and strategic goals for our acquisitions, our business and results of operations may be adversely affected. In addition, future acquisitions may result in the incurrence of debt, and contingent liabilities and an increase in interest expense, amortization expenses and significant charges relating to integration costs.

Risks related to the Acquisition

The combination of our business with the Diversey business will require significant management attention and we may incur significant integration and transaction costs because of integration difficulties and other challenges.

Following the completion of the Acquisition, we will integrate the Diversey business with our existing business. The combined company will be required to devote significant management attention and resources to integrating the two businesses. Our failure to meet the challenges involved in successfully completing the integration of our operations could adversely affect our results of operations. Challenges involved in this integration include:

•	integrating successfully each company’s operations; and

•	combining corporate cultures, maintaining employee morale and retaining key employees.

We may not successfully complete the integration of our operations in a timely manner and may have difficulty integrating the Diversey business. We may experience disruptions in relationships with current and new employees, customers and suppliers.

We expect to incur a number of non-recurring costs associated with combining the operations of the two companies. In addition, we will incur significant legal, accounting and transaction fees and other costs related to the Acquisition. Some of these may be higher than anticipated. We may also incur unanticipated costs, including to maintain employee morale, retain key employees and successfully integrate the Diversey business.

We have made certain assumptions relating to the Acquisition in our forecasts that may prove to be materially inaccurate.

We have made certain assumptions relating to the forecast level of cost savings, synergies and associated costs of the Acquisition. Our assumptions relating to the forecast level of cost savings, synergies and associated costs of the Acquisition may be inaccurate based on the information available to us, including as the result of the failure to realize the expected benefits of the Acquisition, higher than expected transaction and integration costs and unknown liabilities as well as general economic and business conditions that may adversely affect the combined company following the completion of the Acquisition.

Our pro forma combined financial information is not necessarily representative of the results we would have achieved as a combined company with the Diversey business and may not be a reliable indicator for future results.

The pro forma combined financial information included in this offering memorandum does not reflect the financial condition, results of operations or cash flows we would have achieved as a combined company with the Diversey business during the periods presented or those we will achieve in the future.

Although the pro forma combined financial information shows the effects of the Acquisition on our consolidated financial statements, this pro forma combined financial information is based on numerous assumptions that may prove to be inaccurate. In addition, our financial results after the closing of the Acquisition will not be comparable to our historical financial information for several reasons. For example, we will have substantially greater interest expense due to the borrowings incurred in connection with the Acquisition. In addition, Diversey’s assets and liabilities will be re-measured to fair value in connection with the Acquisition, which will result in greater depreciation and amortization expense. We expect that the accounting for the Acquisition and the related transactions will have a significant impact on our reported results of operations and financial condition. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The acquisition method of accounting adjustments following the consummation of the Acquisition may have a material effect on our future financial results that is not reflected in our unaudited pro forma combined financial information.

Our allocation of the purchase price in the Acquisition for acquisition accounting purposes is pending completion of several steps, including the finalization of an independent appraisal and valuations of fair value of the assets acquired and liabilities assumed. The acquisition accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. The primary areas of the allocation of the purchase price that are not yet completed relate to the fair value of certain tangible assets acquired and liabilities assumed, the valuation of intangible assets acquired, the determination of equity consideration related to the replacement value of Diversey’s unvested stock options, income and non-income based taxes and goodwill. For purposes of the unaudited pro forma combined financial information included in this offering memorandum, we have assumed that the fair value of assets acquired, except goodwill, and liabilities assumed equated to their respective reported carrying values as of June 30, 2011, except for the fair value of the Diversey Notes, which were publicly available. The excess of the purchase price over the fair value of net assets acquired has been allocated to goodwill. The final determination of the purchase price allocation following the consummation of the Acquisition will be based on the established fair value of the assets acquired, and the liabilities assumed, and will likely differ significantly from the assumptions used for purposes of the pro forma combined financial information included in this offering memorandum. Accordingly, there will be material adjustments to the allocation of the purchase price and to depreciation and amortization expense related to the valuation of intangible assets acquired and their respective useful lives and the replacement value of equity consideration related to the replacement value of Diversey’s unvested stock options, among other adjustments. All of these could have a material impact on our future consolidated financial position or results of operations, including but not limited to increased depreciation and amortization and other non-cash charges.

The closing of the Acquisition may trigger change of control provisions in certain agreements to which Diversey is a party.

The closing of the Acquisition may trigger change of control provisions in certain agreements to which Diversey is a party. If we are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under these agreements, including terminating these agreements or seeking monetary damages.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2011 on a historical basis and a pro forma combined basis after giving effect to the Transactions. The information in this table should be read in conjunction with “Use of Proceeds,” “The Acquisition and Related Transactions,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Sealed Air Selected Historical Financial Information,” “Diversey Selected Historical Financial Information,” “Sealed Air Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Diversey Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements included elsewhere in this offering memorandum.

	As of June 30, 2011
			Pro Forma
	Historical		Combined
	(In millions)

Cash and cash equivalents	$705.0		$641.0	(1)
Debt:
Senior secured credit facilities:
Term A Facility	—		1,100.0
Term B Facility(2)	—		1,200.0
Revolving Credit Facility	—		—	(3)
Notes offered hereby	—		1,500.0
Existing debt(4)	1,413.6		1,435.0	(4)

Total debt(5)	1,413.6	(4)	5,235.0	(4)(5)
Stockholders’ Equity	2,572.7		3,276.9

Total Capitalization	$4,691.3		$9,152.9

(1)	The pro forma cash balance reflects the use of $135.7 million of cash on hand in connection with the Transactions and $71.7 million of cash on hand at Diversey. Not reflected in the pro forma cash balance is an additional cash outlay of approximately $250.0 million that we expect to use temporarily to effect the defeasance of the Diversey Notes at the closing of the Acquisition. We expect to meet this additional temporary funding requirement from cash on hand or by borrowing under our new Revolving Credit Facility. Following the Acquisition, we expect to redeem the Diversey Notes, and any funds used to defease a portion of the Diversey Notes to their stated maturity would then be returned to us and used to pay down the initial borrowing under the Revolving Credit Facility, if necessary. We currently expect that all Diversey Notes will be redeemed within 60 days following the Acquisition.

(2)	Amount shown does not reflect original issue discount.

(3)	Represents our new $700.0 million U.S. dollar equivalent Revolving Credit Facility which will be part of our senior secured credit facilities. The Revolving Credit Facility will replace our global credit facility and our European Credit Facility, both of which were undrawn as of June 30, 2011. For a more detailed description of the senior secured credit facilities, see “Description of Other Indebtedness.” We may draw up to $250.0 million under the new Revolving Credit Facility at the closing of the Acquisition to fund the defeasance of the Diversey Notes until we redeem them following the Acquisition.

(4)	Includes $21.4 million of Diversey debt which will remain outstanding following the Acquisition.

(5)	Does not include the cash payment obligation under the Settlement agreement ($810 million as of June 30, 2011).

THE ACQUISITION AND RELATED TRANSACTIONS

On May 31, 2011, the Company, Diversey Holdings, Inc. and Solution Acquisition Corp., a wholly-owned subsidiary of Sealed Air Corporation, entered into the Acquisition Agreement pursuant to which the parties agreed to the Acquisition, subject to the terms and conditions therein.

Under the terms of the Acquisition Agreement, at the effective time of the Acquisition, Diversey Holdings, Inc.’s shareholders will receive approximately $2.1 billion in cash (subject to certain adjustments) and an aggregate of 31.7 million shares of the Company’s common stock (valued at $23.79 per share based on the closing price of the Company’s common stock on June 30, 2011) for a total estimated equity consideration of $3.0 billion. This estimated equity consideration also includes the value of stock appreciation rights that will be granted to Diversey employees in connection with the rollover of equity incentive awards that were not vested as of the execution of the Acquisition Agreement. Following the closing of the Acquisition, Diversey Holdings, Inc.’s shareholders are expected to own approximately 15% of the Company’s common stock (calculated on a pro forma combined weighted-average diluted common share basis).

The Acquisition Agreement contains certain seller representations and warranties of Diversey Holdings, Inc., certain buyer representations and warranties of the Company and Solution Acquisition Corp., and certain covenants and other agreements between Diversey Holdings, Inc., on the one hand, and the Company, on the other hand.

Each of the Company and Diversey Holdings, Inc. has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable under applicable law to consummate and make effective all transactions contemplated by the Acquisition Agreement, including with respect to obtaining the necessary consents, approvals and authorizations from governmental authorities.

The obligations of the Company and Diversey Holdings, Inc. to complete the Acquisition are subject to the satisfaction or waiver of certain conditions set forth in the Acquisition Agreement. These conditions include the absence of any injunction, judgment or order or any statute, law or regulation prohibiting or rendering illegal the Acquisition, and the expiration or termination of any waiting period, or the receipt of any required consents, clearances or approvals, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), the Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings, as amended, and the implementing regulation promulgated pursuant thereto (the “EU Merger Regulation”) and the competition laws of the People’s Republic of China and certain other jurisdictions. On June 17, 2011, the Company and Diversey Holdings, Inc. made the required filings under the HSR Act with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, and early termination of the applicable waiting period was granted on June 24, 2011. On June 30, 2011, the Company and Diversey Holdings, Inc. made the required EU Merger Regulation filing with the European Commission. The European Commission granted clearance under the EU Merger Regulation to the Acquisition on August 2, 2011. On August 1, 2011, the Company and Diversey Holdings, Inc. made the required filing under the Anti-Monopoly Law of the People’s Republic of China with the Ministry of Commerce of the People’s Republic of China.

In addition, conditions to the obligation of the Company to complete the Acquisition include the requirements that (i) certain representations and warranties made by Diversey Holdings, Inc. in the Acquisition Agreement be true and correct as of the effective time of the Acquisition, except, in the case of certain of those representations and warranties, where the failure to be so true and correct, individually and in the aggregate, does not have a material adverse effect on Diversey Holdings, Inc. and its subsidiaries, taken as a whole, and (ii) Diversey Holdings, Inc. shall have performed and complied with, in all material respects, all of its agreements, covenants and obligations under the Acquisition Agreement. Conditions to the obligation of Diversey Holdings, Inc. to complete the Acquisition include the requirements that (i) certain representations and warranties made by the Company and Solution Acquisition Corp. in the Acquisition Agreement be true and correct as of the effective time of the Acquisition, except, in the case of certain of those representations and warranties, where the failure to be so true and correct, individually and in the aggregate, does not have a material adverse effect on the Company and its subsidiaries, taken as a whole, and (ii) the Company and

Solution Acquisition Corp. shall have performed and complied with, in all material respects, all of their agreements, covenants and obligations under the Acquisition Agreement.

The Acquisition Agreement may be terminated under certain circumstances. If the Acquisition is not consummated on or before December 31, 2011 (the “Outside Date”), either party may terminate the Acquisition Agreement or, in certain circumstances, extend the Outside Date to March 31, 2012 (unless the failure to complete the Acquisition by the Outside Date is the result of the failure of the party seeking to exercise such termination or extension right to perform or observe any of the covenants or agreements of such party as set forth in the Acquisition Agreement). The Company has agreed to pay Diversey Holdings, Inc. a termination fee of $160.0 million in cash if the Acquisition Agreement is terminated under certain circumstances set forth in the Acquisition Agreement.

In connection with the Acquisition, we will enter into the senior secured credit facilities (the “senior secured credit facilities”) consisting of (i) the $700.0 million U.S. dollar equivalent Revolving Facility with a five-year maturity; (ii) the $1,100.0 million U.S. dollar equivalent Term A Facility with a five-year maturity; and (iii) the $1,200.0 million U.S. dollar equivalent Term B Facility with a seven-year maturity; and we will issue $1,500 million aggregate principal amount of notes offered hereby. The senior secured credit facilities will replace our global credit facility and our European Credit Facility. For a more detailed description of the senior secured credit facilities, see “Description of Other Indebtedness.” The closings of the borrowings under the senior secured credit facilities and the offering of the notes are conditioned upon the closing of the Acquisition.

In connection with the Acquisition, we intend to repay substantially all of Diversey’s existing indebtedness, including (i) all indebtedness outstanding under the credit agreement dated November 24, 2009 among Diversey, Inc., as borrower, Diversey Holdings, Inc., the lenders and issuers party thereto, as lenders, Citibank, N.A., as administrative agent, and the other parties thereto (the “Diversey Credit Facility”), (ii) all indebtedness outstanding under the working capital credit agreement dated October 26, 2009 among JohnsonDiversey Co., Ltd., as borrower, Diversey Holdings, Inc. and Diversey Inc., as guarantors, the lenders party thereto and GE Japan Corporation, as administrative agent, as amended (the “Japanese Working Capital Agreement”), and (iii) $262.5 million aggregate accreted value of Diversey Holdings, Inc.’s 10.50% Senior Notes due 2020 and $400.0 million aggregate principal amount of Diversey Inc.’s 8.25% Senior Notes due 2019.

The offering of the notes hereby, the borrowings under the senior secured credit facilities, the Acquisition, the refinancing transactions described above and other related transactions are collectively referred to in this offering memorandum as the “Transactions.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

We present the unaudited pro forma condensed combined financial information below for informational purposes only. Such information is preliminary and based on currently available information and assumptions that we believe are reasonable.

We have prepared the following unaudited pro forma condensed combined financial statements:

•	Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2011;

•	Unaudited Pro Forma Condensed Combined Statement of Operations for the twelve months ended June 30, 2011;

•	Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2011;

•	Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2010; and

•	Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2010.

The unaudited pro forma condensed combined balance sheet as of June 30, 2011 is presented as if the Transactions had occurred on June 30, 2011. The unaudited pro forma condensed combined statements of operations are presented as if the Transactions had occurred on January 1, 2010. The unaudited pro forma condensed combined statement of operations for the twelve months ended June 30, 2011 has been derived by taking the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2011, adding the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2010 and subtracting the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2010.

The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Transactions, (2) factually supportable and (3) with respect to the statements of operations, expected to have a continuing impact on the combined financial results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the:

•	separate audited historical consolidated financial statements of Sealed Air as of and for the year ended December 31, 2010 and the related notes included in this offering memorandum;

•	separate unaudited historical consolidated financial statements of Sealed Air as of and for the six month periods ended June 30, 2011 and 2010 and the related notes included in this offering memorandum;

•	separate audited historical consolidated financial statements of Diversey as of and for the year ended December 31, 2010 and the related notes included in this offering memorandum; and

•	separate unaudited historical consolidated financial statements of Diversey as of and for the six months periods ended July 1, 2011 and July 2, 2010 and the related notes included in this offering memorandum.

All pro forma condensed combined financial statements use Sealed Air’s period-end date and no adjustments were made to Diversey’s reported information for its different quarter-end date.

The unaudited pro forma combined financial information has been prepared using the acquisition method of accounting under existing GAAP, which is subject to change and interpretation. Sealed Air has been treated as the acquirer for accounting purposes. The acquisition accounting related to this unaudited pro forma information is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. The pro forma adjustments included herein have been made solely for the purposes of providing unaudited pro forma condensed combined financial information. Differences between the estimates reflected in this unaudited pro forma information and the final acquisition accounting will likely occur, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future consolidated financial position or results of operations.

Our allocation of the purchase price is pending completion of several elements mentioned above, including the finalization of an independent appraisal and valuations of fair value of the assets acquired and liabilities assumed. The primary areas of the allocation of the purchase price that are not yet completed relate to the fair value of certain tangible assets acquired and liabilities assumed, the valuation of intangible assets acquired, the determination of equity consideration related to the replacement value of Diversey’s unvested stock options, income and non-income based taxes and goodwill. Accordingly, there will be material adjustments to the allocation of the purchase price and to depreciation and amortization expense related to the valuation of intangible assets acquired and their respective useful lives and the replacement value of equity consideration related to the replacement value of Diversey’s unvested stock options among other adjustments. The final determination of the purchase price allocation will be based on the established fair value of the assets acquired, including the fair value of the identifiable intangible assets, and the liabilities assumed as of the acquisition date. For purposes of these unaudited pro forma condensed combined financial statements, we have assumed that the fair value of assets acquired, except goodwill, and liabilities assumed equated to their respective reported carrying values as of June 30, 2011, except for the fair value of the Diversey Notes, which were publicly available. The excess of the purchase price over the fair value of net assets acquired is allocated to goodwill. Any increase to the purchase price allocated to property, plant and equipment, net and identifiable intangible assets will result in additional depreciation and amortization expense after the consummation of the Acquisition. The final determination of the purchase price, fair values and resulting goodwill may differ significantly from what is reflected in these unaudited pro forma condensed combined financial statements.

The pro forma financial information is presented for informational purposes only and is not necessarily indicative of what our combined consolidated financial position or results of operations actually would have been had we completed the Acquisition at the dates indicated above. In addition, the unaudited pro forma combined financial information does not purport to project the future consolidated financial position or results of operations of the combined company.

Also, the unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the merger, the costs to integrate the operations of Sealed Air and Diversey or the costs necessary to achieve these costs savings, operating synergies or revenue enhancements.

There were no material transactions between Sealed Air and Diversey during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

Below is a summary of the estimated purchase price allocation of the assets acquired and liabilities assumed. As mentioned above, for purposes of this pro forma information we have assumed that the fair value of assets acquired and liabilities assumed equated to their respective reported carrying values as of June 30, 2011, except for the fair value of the Diversey Notes, which were publicly available.

Estimated Purchase Price as of June 30, 2011

Net assets acquired (liabilities assumed):
Cash and cash equivalents	$71.7
Restricted cash	12.1
Receivables, net	630.2
Receivables — related parties	9.8
Inventories	327.5
Deferred tax assets	24.0
Other current assets	156.4
Property and equipment, net	426.4
Other assets, net	375.8
Short-term borrowings	(40.0)
Current portion of long-term debt	(9.9)
Accounts payable	(357.5)
Accounts payable — related parties	(31.4)
Other current liabilities	(407.3)
Long-term debt, less current portion(1)	(1,633.8)
Non-current deferred tax liabilities	(122.2)
Other liabilities	(351.9)

Total net assets acquired (liabilities assumed)	$(920.1)
Goodwill	3,958.2

Total consideration	$3,038.1

Total consideration:
Cash	2,131.0
Estimated replacement value of unvested Diversey stock options	153.0
31.7 million shares of Sealed Air common stock (at June 30, 2011 close price of $23.79 per share)	754.1

$3,038.1

(1)	Includes the fair value of the Diversey Notes as of June 30, 2011.

Sealed Air Corporation

Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2011

	As Reported		Pro Forma		Pro Forma
	Sealed Air	Diversey	Adjustment	Notes	Combined
	(In millions)

ASSETS
Current assets:
Cash and cash equivalents	$705.0	$71.7	$(135.7)	A	$641.0
Restricted cash	—	12.1	—		12.1
Receivables, net	731.5	630.2	—		1,361.7
Receivables — related parties	—	9.8	—		9.8
Inventories	601.8	327.5	—		929.3
Deferred tax assets	135.6	24.0	—		159.6
Other current assets	33.9	167.1	(10.7)	B	190.3

Total current assets	2,207.8	1,242.4	(146.4)		3,303.8
Property and equipment, net	957.0	426.4	—		1,383.4
Goodwill	1,954.2	1,331.3	2,626.9	C	5,912.4
Non-current deferred tax assets	172.2	—	—		172.2
Other assets, net	296.1	423.2	45.1	D	764.4

Total assets	$5,587.3	$3,423.3	$2,525.6		$11,536.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$9.8	$40.0	$(18.6)	E	$31.2
Current portion of long-term debt	1.9	9.9	(9.9)	E	1.9
Accounts payable	263.6	357.5	—		621.1
Accounts payable — related parties	—	31.4	—		31.4
Deferred tax liabilities	5.3	—	—		5.3
Settlement agreement and related accrued interest	809.5	—	—		809.5
Other current liabilities	369.2	415.9	(8.6)	F	776.5

Total current liabilities	1,459.3	854.7	(37.1)		2,276.9
Long-term debt, less current portion	1,401.9	1,476.3	2,323.7	G	5,201.9
Non-current deferred tax liabilities	9.9	122.2	—		132.1
Other liabilities	143.5	351.9	153.0	H	648.4

Total liabilities	3,014.6	2,805.1	2,439.6		8,259.3
Diversey contingently redeemable shares and equity awards	—	36.7	(36.7)	I	—
Total parent company stockholders’ equity	2,576.9	581.5	122.7	J	3,281.1
Noncontrolling interests	(4.2)	—	—		(4.2)

Total stockholders’ equity and Diversey contingently redeemable shares and equity awards	2,572.7	618.2	86.0		3,276.9

Total liabilities and stockholders’ equity	$5,587.3	$3,423.3	$2,525.6		$11,536.2

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Sealed Air Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Twelve Months Ended June 30, 2011

			Pro Forma		Pro Forma
	Sealed Air	Diversey	Adjustment	Notes	Combined
	(In millions)

Total net sales	$4,680.3	$3,225.5	$—		$7,905.8
Cost of sales	3,394.7	1,879.7	—		5,274.4

Gross profit	1,285.6	1,345.8	—		2,631.4
Marketing, administrative and development expenses	737.7	1,080.5	—		1,818.2
Costs related to the proposed acquisition of Diversey	6.6	3.9	(10.5)	K	—
Restructuring and other (credits) charges	7.3	(0.9)	—		6.4

Operating profit	534.0	262.3	10.5		806.8
Interest expense	(153.8)	(146.0)	(104.3)	L	(404.1)
Gain on sale of available-for-sale securities, net of impairment	5.5	—	—		5.5
Foreign currency exchange gains related to Venezuelan subsidiary	(2.5)	—	—		(2.5)
Loss on debt redemption	(38.5)	—	—		(38.5)
Other expense, net	(7.9)	3.7	—		(4.2)

Earnings before income tax provision	336.8	120.0	(93.8)		363.0
Income tax provision	84.3	65.5	(33.4)	M	116.4

Net earnings available from continuing operations to common stockholders	252.5	54.5	(60.4)		246.6

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Sealed Air Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Six Months Ended June 30, 2011

	As Reported		Pro Forma		Pro Forma
	Sealed Air	Diversey	Adjustment	Notes	Combined
	(In millions)

Total net sales	$2,341.1	$1,639.8	$—		$3,980.9
Cost of sales	1,707.8	959.0	—		2,666.8

Gross profit	633.3	680.8	—		1,314.1
Marketing, administrative and development expenses	374.6	546.4	—		921.0
Costs related to the proposed acquisition of Diversey	6.6	3.9	(10.5)	K	—
Restructuring and other (credits) charges	—	(1.1)	—		(1.1)

Operating profit	252.1	131.6	10.5		394.2
Interest expense	(73.9)	(67.3)	(57.1)	L	(198.3)
Foreign currency exchange gains (losses) related to Venezuelan subsidiary	(0.2)	—	—		(0.2)
Other expense, net	(5.9)	1.1	—		(4.8)

Earnings before income tax provision	172.1	65.4	(46.6)		190.9
Income tax provision	47.4	39.5	(14.1)	M	72.8

Net earnings available from continuing operations to common stockholders	$124.7	$25.9	$(32.5)		$118.1

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Sealed Air Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2010

	As Reported		Pro Forma		Pro Forma
	Sealed Air	Diversey	Adjustment	Notes	Combined
	(In millions)

Total net sales	$4,490.1	$3,127.7	$—		$7,617.8
Cost of sales	3,237.3	1,800.4	—		5,037.7

Gross profit	1,252.8	1,327.3	—		2,580.1
Marketing, administrative and development expenses	710.2	1,071.7	—		1,781.9
Restructuring and other (credits) charges	7.6	(2.3)	—		5.3

Operating profit	535.0	257.9	—		792.9
Interest expense	(161.6)	(148.6)	(100.6)	L	(410.8)
Gain on sale of available-for-sale securities, net of impairment	5.9	—	—		5.9
Foreign currency exchange gains (loss) related to Venezuelan subsidiary	5.5	(3.9)	—		1.6
Loss on debt redemption	(38.5)	—	—		(38.5)
Other income, net	(2.9)	3.6	—		0.7

Earnings before income tax provision	343.4	109.0	(100.6)		351.8
Income tax provision	87.5	65.9	(20.9)	M	132.5

Net earnings available from continuing operations to common stockholders	255.9	43.1	(79.7)		219.3

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Sealed Air Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Six Months Ended June 30, 2010

	As Reported		Pro Forma		Pro Forma
	Sealed Air	Diversey	Adjustment	Notes	Combined
	(In millions)

Total net sales	$2,150.9	$1,542.0	$—		$3,692.9
Cost of sales	1,550.4	879.7	—		2430.1

Gross profit	600.5	662.3	—		1,262.8
Marketing, administrative and development expenses	347.1	537.6	—		884.7
Restructuring and other (credits) charges	0.3	(2.5)	—		(2.2)

Operating profit	253.1	127.2	—		380.3
Interest expense	(81.7)	(69.9)	(53.4)	L	(205.0)
Gain on sale of available-for-sale securities, net of impairment	0.4	—	—		0.4
Foreign currency exchange gains (losses) related to Venezuelan subsidiary	7.8	(3.9)	—		3.9
Other expense, net	(0.9)	1.0	—		0.1

Earnings before income tax provision	178.7	54.4	(53.4)		179.7
Income tax provision	50.6	39.9	(1.7)	M	88.8

Net earnings available from continuing operations to common stockholders	128.1	14.5	(51.7)		90.9

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

1.	Basis of Presentation

The accompanying unaudited pro forma condensed combined financial statements are based on the historical financial information of Sealed Air and Diversey after giving effect to the acquisition of Diversey by Sealed Air using the acquisition method of accounting and applying the assumptions and adjustments described in the accompanying notes.

Upon consummation of the Acquisition, Sealed Air will review Diversey’s accounting policies. As a result of that review, it may become necessary to harmonize the combined entity’s financial statements to conform to those accounting policies that are determined to be more appropriate for the combined entity. The unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies.

The unaudited pro forma condensed combined balance sheet combines the historical results for Sealed Air and Diversey as of June 30, 2011 and includes pro forma adjustments as if the Transactions had occurred as of June 30, 2011. The unaudited pro forma condensed combined statements of operations combine the historical results for Sealed Air and Diversey for the six months ended June 30, 2011 and 2010 and for the year ended December 31, 2010 and include pro forma adjustments as if the Transactions had occurred as of January 1, 2010. The unaudited pro forma condensed consolidated statement of operations for the twelve months ended June 30, 2011 has been derived by taking the historical unaudited consolidated statement of operations for the six months ended June 30, 2011, adding the historical unaudited consolidated statement of operations for the year ended December 31, 2010 and subtracting the historical unaudited consolidated statement of operations for the six months ended June 30, 2010, and then applying pro forma adjustments to give effect to the Transactions. See “The Acquisition and Related Transactions” for information about the terms of the Acquisition Agreement and related transactions. All amounts are approximate due to rounding and all amounts in tables are in millions.

2.	Pro Forma Adjustments

Balance Sheet Adjustments

(A) To reflect the following adjustments to cash and cash equivalents:

Cash consideration for the Acquisition	$(2,131.0)
Repayment of Diversey’s debt (see footnotes E and G below)	(1,662.3)
Estimated remaining Sealed Air advisory and professional fees directly related to the Acquisition(1)	(27.4)
Net cash received from the borrowings under the senior secured credit facilities and the issuance of the notes offered hereby, net of $115 of financing related fees(2)	3,685.0

Total pro forma adjustment	$(135.7)

(1)	We have made no pro forma adjustment for anticipated acquisition-related transaction costs to be incurred by Diversey, which are estimated to be approximately $25 million.

(2)	Reflects our estimate of fees, expenses and discounts associated with the financing of the Transactions, including fees paid in connection with our unused bridge financing commitments. Included in the total estimated amount are $92.5 million of capitalized debt issuance costs recorded in other assets, net (see footnote D below) and $22.5 million related to unused financing commitments that we will expense (see footnote I below).

(B) To reflect the elimination of the current portion of Diversey’s remaining balance of debt issuance costs as these assets are not included in the purchase price allocation.

(C) To reflect the following adjustments to goodwill:

Excess of the purchase price over the fair value of net assets acquired from Diversey	$3,958.2
Elimination of Diversey’s historical goodwill balance	(1,331.3)

Total pro forma adjustment	$2,626.9

(D) To reflect the following adjustments to other assets.

Capitalized debt issuance costs related to the borrowings under the senior secured credit facilities and the issuance of the notes offered hereby	$92.5
Elimination of Diversey’s debt issuance costs	(47.4)

Total pro forma adjustment	$45.1

(E) To reflect the repayment of Diversey’s Japanese Working Capital Agreement of $18.6 million and the current portion of long-term debt related to Diversey’s Credit Facility of $9.9 million.

(F) To reflect the elimination of accrued interest on Diversey’s debt.

(G) To reflect the following adjustments to long-term debt:

U.S. dollar equivalent of new financing (1):
Senior secured credit facilities
Term A Facility due 2016	$1,100.0
Term B Facility due 2018 (2)	1,200.0
2019 and 2021 Notes offered hereby	1,500.0

3,800.0
Adjustment to reflect Diversey’s senior notes at fair value as of June 30, 2011	157.5
Repayment of Diversey’s debt at fair value:
Diversey Credit Facility	$(833.0)
Diversey Inc. 8.25% Senior Notes due 2019 at fair value	(475.0)
Diversey Holdings, Inc. 10.5% Senior Notes due 2020 at fair value	(325.8)

(1,633.8)

Total pro forma adjustment	$2,323.7

(1)	Included in our senior secured credit facilities will be a $700.0 million equivalent Revolving Facility. The senior secured credit facilities will replace our global credit facility and our European Credit Facility. For a more detailed description of the senior secured credit facilities, see “Description of Other Indebtedness.” Sealed Air may use cash on hand or borrow up to approximately $250.0 million under the Revolving Credit Facility to effect the defeasance of the Diversey Notes. Upon the redemption of the Diversey Notes, any funds used to defease a portion of the Diversey Notes to their stated maturity would be returned to Sealed Air and used to pay down the initial borrowing under the Revolving Credit Facility, if necessary. We currently expect that all Diversey Notes will be redeemed within 60 days following the Acquisition.
(2)	Amount shown does not reflect original issue discount.

(H) Estimated replacement value of unvested Diversey stock options. Upon closing of the Acquisition, Sealed Air will assume each unvested Diversey stock option, which will be converted automatically into cash-settled stock appreciation rights covering a number of shares of Sealed Air common stock. A portion of the value of the assumed unvested Diversey stock options is related to services rendered by Diversey employees prior to the Acquisition and the remaining portion of the value relates to services to be rendered by these employees post Acquisition. We have not yet completed the process of determining the portion of the value of these unvested options that relates to pre Acquisition or post Acquisition service and therefore, once this process is finalized, there could be a material difference in the pro forma adjustment. Only the amount relating to service prior to the Acquisition would be included as consideration and the remaining value will be expensed in future periods after consummation of the Acquisition.

(I) To reflect the elimination of Diversey’s contingently redeemable shares and equity awards.

(J) To reflect the following adjustments to stockholders’ equity:

Value of 31.7 million shares of Sealed Air common stock at June 30, 2011 issued to former Diversey stockholders	$754.1
Elimination of Diversey’s historical stockholders’ equity	(581.5)
Estimated remaining Sealed Air advisory and professional fees directly related to the Acquisition	(27.4)
Estimated fees related to unused financing commitments that will be expensed	(22.5)

Total pro forma adjustment	$122.7

Statements of Operations Adjustments

The unaudited pro forma condensed combined statements of operations include preliminary adjustments that are expected to have a continuing impact on the combined company’s consolidated financial results and do not reflect any one-time charges that we may record on or following the closing of the Acquisition.

The most significant areas of the preliminary allocation of the purchase price that are not yet completed include the valuation of intangible assets acquired and the determination of equity consideration related to the replacement value of Diversey’s unvested stock options, income and non-income based taxes and goodwill. Accordingly, there will be material adjustments to depreciation and amortization expense on the combined statement of operations for the related intangibles amortization expense and share-based compensation expense. In addition, any increase to the purchase price allocated to property, plant and equipment, net and identifiable intangible assets will result in additional depreciation and amortization expense after the consummation of the Acquisition. In addition, write-ups to acquired inventories may result in increased costs of sales, which in turn would reduce gross profit in the first full quarter following the consummation of the Acquisition.

(K) To reflect the elimination of expenses incurred as of June 30, 2011 in connection with the Acquisition that will not have a continuing impact on the statement of operations.

(L) To reflect the following adjustments to interest expense:

	Last Twelve	Six Months	Year Ended	Six Months
	Months Ended	Ended	December 31,	Ended
	June 30, 2011	June 30, 2011	2010	June 30, 2010

Interest expense on new financing(1):
Senior secured credit facilities:
Term A Facility	$(32.0)	$(16.0)	$(32.0)	$(16.0)
Term B Facility(2)	(60.0)	(30.0)	(60.0)	(30.0)
Notes offered hereby	(135.0)	(67.5)	(135.0)	(67.5)

Sub total	(227.0)	(113.5)	(227.0)	(113.5)
Amortization of debt issuance costs on new financing(3)	(10.8)	(5.4)	(10.8)	(5.4)
Elimination of interest expense on Diversey debt repaid including accrued interest and amortization of debt issuance costs:
Diversey Credit Facility	65.0	25.6	72.8	33.4
Diversey Inc. 8.25% Senior Notes due 2019	34.1	17.2	34.1	17.2
Diversey Holdings, Inc. 10.5% Senior Notes due 2020	33.3	18.5	29.2	14.4
Japanese Working Capital Agreement	1.1	0.5	1.1	0.5

Sub total	133.5	61.8	137.2	65.5

Total pro forma adjustments	$(104.3)	$(57.1)	$(100.6)	$(53.4)

(1)	Reflects an assumed weighted-average interest rate of approximately 6% for our new senior secured credit facilities and the notes offered hereby. A 1/8% increase or decrease in the assumed interest rates on the senior secured credit facilities and the notes offered hereby would result in a $4.8 million increase or a $4.8 million decrease in annual interest expense.

(2)	Amounts shown do not reflect original issue discount.

(3)	Reflects non-cash interest expense related to estimated capitalized debt issuance costs that are being amortized over the term of the related facility (five years for the Term A Facility, seven years for the Term B Facility and a weighted-average maturity of nine years for the notes offered hereby).

(M) To reflect the estimated tax effect on the pro forma adjustments described above:

	Last Twelve	Six Months	Year Ended	Six Months
	Months Ended	Ended	December 31,	Ended
	June 30, 2011	June 30, 2011	2010	June 30, 2010

Estimated blended effective tax rate	32%	38%	38%	49%

This adjustment reflects an estimate of the tax impacts of the Acquisition on the pro forma condensed combined statements of operations, primarily related to the additional expense on incremental debt to finance the Acquisition. We did not take into account any possible changes in valuation allowance assumptions as a result of the Acquisition or other possible reorganization transactions. Although not reflected in these unaudited pro forma condensed combined financial statements, the effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-Acquisition activities, including repatriation decisions, cash needs, as well as the geographical mix of income.

SEALED AIR PRO FORMA LIQUIDITY AND CAPITAL RESOURCES

Following the closing of the Acquisition, our principal sources of liquidity will be our cash flows from operations, accumulated cash amounts available under the new senior secured credit facilities, which are described below, and our accounts receivable securitization program.

We believe that our pro forma liquidity position and future cash flows from operations will enable us to fund our operations, and the cash payment under the Settlement agreement should it become payable within the next 12 months.

After the consummation of the Transactions, we will be highly leveraged. As of June 30, 2011, on a pro forma combined basis after giving effect to the Transactions, our total debt would have been approximately $5.2 billion, and we would have had unused commitments of $687 million under our senior secured credit facilities (after giving effect to $13 million of outstanding letters of credit). In addition, we would have had $91 million available to us under our accounts receivable securitization program. Our liquidity requirements will be significant, primarily due to our debt service and other obligations. On a pro forma combined basis after giving effect to the Transactions, our interest expense for the twelve months ended June 30, 2011 would have been approximately $404 million.

In addition, our liquidity and ability to fund our capital requirements are dependent on our future financial performance, which is subject to general economic, financial and other factors that are beyond our control. If those factors significantly change or other unexpected factors adversely affect us, our business may not generate sufficient cash flows from operations or we may not be able to obtain future financings to meet our liquidity needs. We anticipate that to the extent additional liquidity is necessary to fund our operations, it would be funded through borrowings under our new senior secured credit facilities, the incurrence of other indebtedness, additional equity issuances or a combination of these potential sources of liquidity. In connection with the defeasance of the Diversey Notes at the closing of the Acquisition, we may temporarily borrow approximately $250 million under the new Revolving Credit Facility. See “Use of Proceeds.” We may not be able to obtain additional liquidity when needed on terms acceptable to us.

As market conditions warrant, we may from time to time repurchase debt securities issued by us, in privately negotiated or open market transactions, by tender offer or otherwise.

New Senior Secured Credit Facilities

Overview

In connection with the Acquisition, we will enter into the senior secured credit facilities with a syndicate of banks, financial institutions and other entities, including Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, BNP Paribas Securities Corp. and RBS Securities Inc., as joint lead arrangers and joint bookrunning managers, and Citibank, N.A., as administrative agent. The senior secured credit facilities will consist of:

•	a $700.0 million U.S. dollar equivalent Revolving Facility with a five-year maturity, $500.0 million of which will be available in U.S. dollars only and a $200.0 million U.S. dollar equivalent, which will be available in U.S. dollars, Australian dollars, Canadian dollars and euros;

•	a $1,100.0 million U.S. dollar equivalent Term A Facility with a five-year maturity (which will include a $900.0 million U.S. dollar-denominated subfacility, a $60.0 million U.S. dollar equivalent Canadian dollar-denominated subfacility and a $140.0 million U.S. dollar equivalent Japanese yen-denominated subfacility; the amount of the Canadian dollar-denominated subfacility and the Japanese yen-denominated subfacility may be increased to $150.0 million U.S. dollar equivalent and $80.0 million U.S. dollar equivalent, respectively, with a corresponding reduction to the U.S. dollar-denominated subfacility); and

•	a $1,200.0 million U.S. dollar equivalent Term B Facility with a seven-year maturity (which will include a $925.0 million U.S. dollar-denominated subfacility and a $275.0 million U.S. dollar equivalent euro-denominated subfacility).

The Revolving Facility will include borrowing capacity available for letters of credit and for short-term borrowings referred to as swing-line borrowings. In addition, we will have the option to increase the amount available under the Term A Facility, the Term B Facility and the Revolving Facility by an aggregate of $500.0 million on an uncommitted basis, which amount may be increased to $1,000.0 million (subject to the satisfaction of a specified leverage ratio).

Interest Rate and Fees

Borrowings under the senior secured credit facilities will bear interest at a rate equal to, at our option, either (a) (1) in the case of borrowings denominated in dollars or a currency other than the euro, LIBOR for deposits in the applicable currency and (2) in the case of borrowings denominated in euros, EURIBOR for deposits in euros, and (b) the higher of (1) the prime rate of Citibank, N.A., (2) the federal funds effective rate plus 0.50% per annum and (3) a rate equal to LIBOR or EURIBOR, as applicable, plus 1.00%, plus, in each case, an applicable margin. We expect the initial applicable margin for borrowings will be, (x) under the Term A Facility and the Revolving Facility, 2.50% per annum with respect to eurocurrency rate advances and 1.50% per annum with respect to base rate advances, (y) under the Term B Facility funded in U.S. dollars, 4.00% per annum with respect to eurocurrency rate advances and 3.00% per annum with respect to base rate advances and (z) under the Term B Facility funded in euros, 4.50% per annum with respect to euro currency rate advances and 3.50% per annum with respect to base rate advances. After the date on which we deliver to the administrative agent financial statements for the first full fiscal quarter commencing after the closing date, the applicable margin for borrowings under the Term A Facility and the Revolving Facility may be reduced subject to our attaining certain leverage ratios.

In addition to paying interest on outstanding principal amounts under the senior secured credit facilities, we will be required to pay a commitment fee to the lenders under the Revolving Facility in respect of the unutilized commitments thereunder. The initial commitment fee rate is 0.50% per annum. The commitment fee rate may be reduced to 0.375% per annum, subject to our attaining a certain leverage ratio. We will also be required to pay customary letter of credit fees.

Prepayments

The senior secured credit facilities will require us to prepay outstanding term loans, subject to certain exceptions, with:

•	50% (which percentage will be subject to step-downs based on our attaining certain leverage ratios) of our annual excess cash flow;

•	100% of the net cash proceeds received by the Company or any of its restricted subsidiaries from all non-ordinary course asset sales or other dispositions of property of the Company or any of its subsidiaries (including insurance and condemnation proceeds, in each case, subject to a de minimis threshold), if we do not reinvest such net cash proceeds in the business of the Company or any of its subsidiaries within the earlier of (i) 12 months following the receipt of such net cash proceeds and (ii), if the Company or such restricted subsidiary has committed to reinvest such proceeds within 12 months of the receipt thereof, within 18 months following the receipt of such net cash proceeds; and

•	100% of the net proceeds of any issuance or incurrence of any indebtedness of the Company or any of its restricted subsidiaries, other than permitted indebtedness under the senior secured credit facilities, provided that any permitted receivables financing indebtedness in excess of $150 million must prepay the term loans.

If the aggregate amount of loans outstanding under the Revolving Facility exceeds 105% of the aggregate revolving credit commitments of the Revolving Facility lenders at any time, we will be required to repay outstanding loans in an aggregate amount sufficient to reduce the aggregate amount of loans outstanding under the Revolving Facility to an amount not to exceed 100% of the aggregate revolving credit commitments of the Revolving Facility lenders at such time.

In the event that, prior to the first anniversary of the closing date of the senior secured credit facilities, all or any portion of the Term B Facility is refinanced (including by way of amendment) with the proceeds of bank loans or credit facilities incurred for the primary purpose of obtaining a lower applicable margin or yield than that applicable to the Term B Facility, we will be required to make such prepayment at 101% of the principal amount prepaid.

We may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs. In addition, we may voluntarily repay outstanding term loans at a discount to par pursuant to one or more lender auctions.

The foregoing mandatory prepayments will be applied to the next eight scheduled installments of the Term A Facility and the Term B Facility on a pro rata basis and thereafter to reduce the scheduled installments of the Term A Facility and the Term B Facility on a pro rata basis.

The foregoing voluntary prepayments will be applied to the Term A Facility and the Term B Facility as directed by the Company.

Amortization

The respective borrower under the applicable subfacility of the Term A Facility is required to repay advances under such subfacility as follows (repayments are shown as percentages of the original principal amount of the applicable subfacility):

	U.S.	Canadian	Japanese
	Dollar-Denominated	Dollar-Denominated	Yen-Denominated
Date	Subfacility	Subfacility	Subfacility

December 31, 2011	1.25%	1.25%	1.25%
March 31, 2012	1.25%	1.25%	1.25%
June 30, 2012	1.25%	1.25%	1.25%
September 30, 2012	1.25%	1.25%	1.25%
December 31, 2012	2.50%	2.50%	2.50%
March 31, 2013	2.50%	2.50%	2.50%
June 30, 2013	2.50%	2.50%	2.50%
September 30, 2013	2.50%	2.50%	2.50%
December 31, 2013	2.50%	2.50%	2.50%
March 31, 2014	2.50%	2.50%	2.50%
June 30, 2014	2.50%	2.50%	2.50%
September 30, 2014	2.50%	2.50%	2.50%
December 31, 2014	6.25%	6.25%	6.25%
March 31, 2015	6.25%	6.25%	6.25%
June 30, 2015	6.25%	6.25%	6.25%
September 30, 2015	6.25%	6.25%	6.25%
December 31, 2015	12.50%	12.50%	12.50%
March 31, 2016	12.50%	12.50%	12.50%
June 30, 2016	12.50%	12.50%	12.50%
Final maturity date	Outstanding principal amount	Outstanding principal amount	Outstanding principal amount

We are required to repay the Term B Facility in equal quarterly installments of 0.25% of the original principal amount, with the balance payable on the final maturity date of the Term B Facility.

Principal amounts outstanding under the Revolving Facility are due and payable in full on the final maturity date of the Revolving Facility.

Guarantee and Security

All obligations under the credit agreement governing our senior secured credit facilities will be unconditionally guaranteed by each of the domestic guarantors and, subject to certain exceptions, each of our material future domestic restricted subsidiaries.

All obligations under the senior secured credit facilities, and the domestic guarantees of those obligations, will be secured by a security interest in substantially all tangible and intangible assets of the Company and each domestic guarantor, subject to certain customary and other agreed exceptions.

In addition, the obligations of the foreign borrowers under the senior secured credit agreement will be guaranteed by, and secured by certain assets of, subsidiaries of the Company, including subsidiaries organized in Australia, Brazil, Canada, Germany, Japan, Luxembourg, Mexico, the Netherlands and the United Kingdom, and, subject to certain exceptions, each of our material future wholly–owned restricted subsidiaries in such jurisdictions.

Certain Covenants and Events of Default

The senior secured credit facilities will contain a number of covenants that, among other things, will restrict, subject to certain exceptions, our and our restricted subsidiaries’ ability to:

•	incur additional indebtedness;

•	create liens;

•	enter into sale and leaseback transactions;

•	engage in mergers or consolidations;

•	sell or transfer assets;

•	pay dividends and distributions or repurchase our capital stock;

•	make investments, loans or advances;

•	enter into certain transactions with our affiliates;

•	change the nature of our business;

•	repurchase or redeem the notes offered hereby;

•	enter into speculative hedging arrangements;

•	amend certain documents; and

•	enter into negative pledge clauses.

In addition, the senior secured credit facilities will require us to maintain a specified net leverage ratio.

The senior secured credit facilities will also contain certain customary affirmative covenants and events of default, including upon the occurrence of a change of control.

Notes Offered Hereby

The indenture governing the notes being offered hereby will limit our (and most or all of our subsidiaries’) ability to:

•	incur additional indebtedness or issue certain preferred shares;

•	pay dividends on or make other distributions or repurchase our capital stock;

•	make certain investments;

•	enter into certain types of transactions with affiliates;

•	create liens or encumbrances; and

•	sell certain assets or merge with or into other companies.

Subject to certain exceptions, the indenture governing the notes will permit us and our restricted subsidiaries to incur additional indebtedness, including secured indebtedness. For a more detailed description of the terms of the notes, see “Description of Notes.”

Existing Indebtedness

Our current global credit facility and European Credit Facility will be refinanced with proceeds from the proposed financing in connection with the Acquisition. Following the completion of the Acquisition, in addition to borrowings under the senior secured credit facilities, we will continue to have access to funds under our accounts receivable securitization program. For a description of our existing indebtedness, see “Description of Other Indebtedness.”

Debt Ratings

Our cost of capital and ability to obtain external financing may be affected by our debt ratings, which the rating agencies review periodically. The Company’s corporate credit rating is currently rated BB+ by Standard & Poor’s. This rating is considered non-investment grade. The Company’s corporate credit rating is currently rated Baa3 by Moody’s. This rating is considered investment grade.

As a result of the Acquisition, S&P has announced it expects to lower the corporate credit rating on Sealed Air to BB from BB+ and to remove the ratings from CreditWatch. The current CreditWatch placement reflects the likelihood that S&P will lower its ratings of the Company and our long-term senior unsecured debt because of the resulting increase in debt leverage as a result of the Acquisition.

Moody’s also announced that it anticipates downgrading our Baa3 senior unsecured rating and assigning a Ba3 corporate family rating if the Acquisition closes as proposed. A Ba3 rating is considered non-investment grade.

If our credit ratings are downgraded, there could be a negative impact on our ability to access the capital markets and our borrowing costs could increase. A credit rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the rating organization. Each rating should be evaluated independently of any other rating.

Material Commitments and Contingencies

Settlement agreement and Related Costs

We recorded a pre-tax charge of $850 million in 2002, of which $513 million represents a cash payment that we are required to make (subject to the satisfaction of the terms and conditions of the Settlement agreement) upon the effectiveness of a plan of reorganization in the bankruptcy of Grace. We did not use cash in any period with respect to this liability.

We currently expect to fund a substantial portion of this payment when it becomes due by using accumulated cash and cash equivalents with the remainder from our new Revolving Credit Facility. The cash payment of $513 million in respect of the Settlement amount accrues interest at a 5.5% annual rate, which is compounded annually, from December 21, 2002 to the date of payment. This accrued interest was $297 million at June 30, 2011 and is recorded in Settlement agreement and related accrued interest on our consolidated balance sheet. The total liability on our consolidated balance sheet was $810 million at June 30, 2011. In addition, the Settlement agreement provides for the issuance of 18 million shares of our common stock. Since the impact of issuing these shares is dilutive, they have been included in our calculation of diluted net earnings per common share under GAAP.

We have recorded deferred tax assets to reflect expected future tax benefits from the payment under the Settlement agreement. These deferred tax assets reflect the cash portion of the Settlement agreement and related accrued interest and the fair market value of the 18 million shares of our common stock at a post-split price of $17.86 per share, which was the price when the Settlement agreement was reached in 2002. As of June 30, 2011, the recorded value of this deferred tax asset was $370 million. The actual amount and timing of these future tax benefits could vary, depending on the amount of cash paid by us and various facts and circumstances at the time of payment under the Settlement agreement, including the price of our common stock, our future operating results, our tax position and the applicable tax codes. Any changes in the tax benefits resulting from an increase in our stock price in excess of the $17.86 share price mentioned above will not have an impact on our net earnings.

Additionally we may incur an approximate one percentage point increase in our effective income tax rate during the calendar year in which we make the payment under the Settlement agreement. We anticipate that funding the Settlement agreement will result in a loss for U.S. income tax purposes, and this loss will eliminate some tax benefits for that year, primarily the domestic manufacturing deduction.

While the Bankruptcy Court has confirmed the PI Settlement Plan and the District Court has held hearings to consider oral arguments relating to appeals of the Memorandum Opinion and the Confirmation Order, additional proceedings may be held before the District Court or other courts to consider matters related to the PI Settlement Plan. Various parties have appealed or have otherwise challenged the Memorandum Opinion and the Confirmation Order, and the PI Settlement Plan may be subject to further appeal or challenge before the District Court or other courts. The appealing parties have designated various issues to be considered on appeal, including, without limitation, issues relating to releases and injunctions contained in the PI Settlement Plan. We will continue to review the Grace bankruptcy proceedings (including appeals and other proceedings relating to the Memorandum Opinion, the Confirmation Order, or the PI Settlement Plan), as well as any amendments or changes to the Memorandum Opinion, the Confirmation Order, or the PI Settlement Plan, to verify compliance with the Settlement agreement. We do not know whether or when a final plan of reorganization will become effective or whether the final plan will be consistent with the terms of the Settlement agreement.

For a further discussion of the commitments and contingencies related to the Settlement agreement, see Note 16 to our 2010 audited consolidated financial statements and Note 13 to our June 30, 2011 unaudited consolidated interim financial statements.

Cryovac Transaction Commitments and Contingencies

For a discussion of the commitments and contingencies related to the Cryovac transaction, see Note 16 to our 2010 audited consolidated financial statements and Note 13 to our June 30, 2011 unaudited consolidated interim financial statements.

Contractual Obligations

The following table summarizes our principal contractual obligations as of June 30, 2011, as adjusted to give effect to the closing of the Acquisition and the other Transactions as if they had occurred on that date, and sets forth the amounts of required or contingently required cash outlays in 2011 and future years (amounts in millions):

	Payments Due by Years
	Total	2011	2012-2013	2014-2015	Thereafter

Contractual Obligations
Short-term borrowings	$31.2	$31.2	$—	$—	$—
Current portion of long-term debt exclusive of debt discounts	1.9	1.9	—	—	—
Long-term debt, exclusive of debt discounts	5,208.5	—	401.7	156.5	4,650.3

Total debt(1)	5,241.6	33.1	401.7	156.5	4,650.3
Interest payments due on long-term debt(2)	2,824.0	165.0	649.5	581.0	1,201.5
Operating leases	105.0	16.9	44.0	23.2	20.9
Settlement agreement and related accrued interest(3)	809.5	809.5	—	—	—
July 14, 2011 quarterly cash dividend declared(4)	20.7	20.7	—	—	—
Other principal contractual obligations	220.8	65.0	135.4	20.4	—

Total contractual cash obligations	$9,221.6	$1,110.2	$1,230.6	$781.1	$5,872.7

(1)	These amounts include principal maturities (at face value) only and include the principal maturities of the new senior secured credit facilities (assuming no drawings under the new Revolving Credit Facility) and the notes offered hereby. These amounts also include our contractual obligations under capital leases of $6.2 million in 2011, $1.2 million in 2012-2013 and $0.1 million in 2014-2015.

(2)	Includes interest payments required under our existing senior notes issuances and includes interest payments required under the new senior secured credit facilities and the notes offered hereby.

(3)	This liability is reflected as a current liability due to the uncertainty of the timing of payment. Interest accrues on this amount at a rate of 5.5% per annum, compounded annually, until it becomes due and payable.

(4)	On July 14, 2011, our Board of Directors declared a quarterly cash dividend of $0.13 per common share payable on September 16, 2011 to stockholders of record at the close of business on September 2, 2011. The estimated amount of this dividend payment is $21 million based on 160 million shares of our common stock issued and outstanding as of July 31, 2011.

Current Portion of Long-Term Debt and Long-Term Debt — The debt shown in the above table excludes unamortized bond discounts as of June 30, 2011 and therefore represents the principal amount of the debt required to be repaid in each period.

Operating Leases — The contractual operating lease obligations listed in the table above represent estimated future minimum annual rental commitments primarily under non-cancelable real and personal property leases as of June 30, 2010.

Cash Portion of the Settlement Agreement — The Settlement agreement is described more fully in Note 16 to our 2010 audited consolidated financial statements and Note 14 to our June 30, 2011 unaudited consolidated interim financial statements.

Other Principal Contractual Obligations — Other principal contractual obligations include agreements to purchase an estimated amount of goods, including raw materials, or services, including energy, in the normal course of business. These obligations are enforceable and legally binding and specify all significant terms, including fixed or minimum quantities to be purchased, minimum or variable price provisions and the approximate timing of the purchase.

Liability for Unrecognized Tax Benefits

At December 31, 2010, we had liabilities for unrecognized tax benefits and related interest of $11 million, which is included in other liabilities on the consolidated balance sheet. At June 30, 2011, we could not reasonably estimate the future period or periods of cash settlement of these liabilities. See Note 13 to our June 30, 2011 unaudited consolidated interim financial statements for further discussion.

Off-Balance Sheet Arrangements

We have reviewed our off-balance sheet arrangements and have determined that none of those arrangements has a material current effect or is reasonably likely to have a material future effect on our consolidated financial statements, liquidity, capital expenditures or capital resources.

Income Tax Payments

We currently expect to pay between $100 million and $115 million in income taxes in 2011, assuming we do not make the Settlement agreement payment in 2011. If we were to make the Settlement agreement payment in 2011, we would cease making quarterly estimated U.S. federal tax payments, thus significantly reducing our cash payments. This projection is with respect to Sealed Air only, without giving effect to the Acquisition and the other Transactions.

Contributions to Defined Benefit Pension Plans

We maintain defined benefit pension plans for a limited number of our U.S. employees and for some of our non-U.S. employees. We have made approximately $7 million of contributions in the six months ended June 30, 2011, and we currently expect employer contributions to be approximately $8 million in the remainder of 2011.

Environmental Matters

We are subject to loss contingencies resulting from environmental laws and regulations, and we accrue for anticipated costs associated with investigatory and remediation efforts when an assessment has indicated that a loss is probable and can be reasonably estimated. These accruals do not take into account any discounting for the time value of money and are not reduced by potential insurance recoveries, if any. We do not believe that it is reasonably possible that the liability in excess of the amounts that we have accrued for environmental matters will be material to our consolidated statements of operations, balance sheets or cash flows. We reassess environmental liabilities whenever circumstances become better defined or we can better estimate remediation efforts and their costs. We evaluate these liabilities periodically based on available information, including the progress of remedial investigations at each site, the current status of discussions with regulatory authorities regarding the methods and extent of remediation and the apportionment of costs among potentially responsible parties. As some of these issues are decided (the outcomes of which are subject to uncertainties) or new sites are assessed and costs can be reasonably estimated, we adjust the recorded accruals, as necessary. We believe that these exposures are not material to our consolidated financial position and results of operations. We believe that we have adequately reserved for all probable and estimable environmental exposures.